Exhibit 2.1

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

dated

December 2, 2019

by and between

Blue Valor Limited, a company incorporated in Hong Kong (the “Seller”)

and

Legacy Acquisition, Corp., a Delaware corporation (the “Purchaser”).

i

SCHEDULES

I	—	Knowledge of the Seller
II	—	Earnout Provisions

EXHIBITS

A	—	Form of Investor Rights Agreement
B	—	Form of Redemption Side Letter
C	—	Form of Amended and Restated Bylaws
D-1	—	Form of Charter Amendment
D-2	—	Form of Amended and Restated Charter
E	—	Form of China Commercial Collaboration and Shared Services Agreement
F	—	Form of Purchaser Closing Statement
G	—	Assumed Borrowed Indebtedness and Deferred Acquisition Purchase Price Obligations
H	—	Purchaser CEO
I	—	Form of Amended and Restated Registration Rights Agreement

ANNEX

A	—	Reorganization

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

This AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of December 2, 2019 (the “Agreement Date”), by and between Blue Valor Limited, a company incorporated in Hong Kong (the “Seller”) and Legacy Acquisition, Corp., a Delaware corporation (the “Purchaser,” which, from and after the Closing, shall mean Blue Impact Inc.). The Seller and the Purchaser are sometimes referred to herein individually as a “party” and, collectively, as the “parties.”

W I T N E S E T H:

A.	Seller and Purchaser are parties to that certain Share Exchange Agreement dated as of August 23, 2019 (the “Original Agreement Date”) which was amended by that First Amendment to Share Exchange Agreement dated September 27, 2019 (collectively, the “Original Agreement)”;

B.	At all times from the Original Agreement Date until the Agreement Date, the Original Agreement was in full force and effect, and the parties desire to confirm that except to the extent modified in this Agreement, all rights and obligations of the parties in the Original Agreement remain in full force and effect as continuing obligations from and after the Original Agreement Date;

C.	The parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement;

D.	Prior to the Closing, the Seller and its Affiliates intend to effect a series of transactions, resulting in the structure described on Annex A, pursuant to which the Seller will form a wholly owned holding company (the “Company”) and will contribute various Subsidiaries to the Company (such series of transactions, the “Reorganization”);

E.	At the Closing, the Seller will transfer to the Purchaser 100% of the issued and outstanding shares in or of the Company, and, except as set forth in Schedule 4.5, the Company will own, directly or indirectly, 100% of the issued and outstanding membership interests, shares of capital stock and/or other equity interests of: (i) Vision 7 International Inc., a Canadian company (“V7”); (ii) We Are Very Social Limited, a limited company domiciled and incorporated in England and Wales (“WAS”); (iii) Indigo Social, LLC, a Delaware limited liability company (“Indigo”); (iv) Metta Communications Limited, a private company limited by shares registered in Hong Kong (“Metta”); (v) MadHouse Inc., a Cayman Islands exempted company (“Madhouse”) (subject to the Purchaser’s payment at the Closing for a minority interest in Madhouse as provided herein); and (vi) Fuse Project, LLC, a Delaware limited liability company (“Fuse”) (V7, WAS, Indigo, Metta, Madhouse, Fuse, and their respective Subsidiaries, collectively, the “Company Subsidiaries” and, together with the Company, the “Group Companies”). Unless otherwise noted or context requires otherwise references to the Group Companies includes their Subsidiaries (if any);

F.	The Purchaser is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

G.	The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares in the Company in exchange for the Closing Payment Shares, and, if earned pursuant to the terms hereof, the Earnout Payment, in each case subject to the terms and conditions set forth herein (“Share Purchase”);

H.	The board of directors of the Seller has approved this Agreement and the transactions contemplated hereby;

I.	The board of directors of the Purchaser (the “Purchaser Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby and (ii) resolved to recommend approval of this Agreement by the Purchaser Common Stockholders;

J.	The Purchaser and Legacy Acquisition Sponsor I LLC are parties to that certain Registration Rights Agreement, dated as of November 16, 2017. At the Closing, the Seller, the Purchaser and Legacy Acquisition Sponsor I LLC are entering into an Amended and Restated Registration Rights Agreement, the form of which is attached as Exhibit I hereto (the “Amended and Restated Registration Rights Agreement”), with respect to certain registration rights granted by the Purchaser;

K.	At the Closing, the Seller, the Purchaser, Legacy Acquisition Sponsor I LLC and the other parties identified therein are entering into an Investor Rights Agreement, the form of which is attached as Exhibit A hereto (the “Investor Rights Agreement”), with respect to certain lock-up arrangements in respect of the Seller and others, and certain voting arrangements relating to the Purchaser;

L.	Simultaneously with the execution of this Agreement, the Purchaser, Legacy Acquisition Sponsor I LLC and the Seller are entering into a letter agreement, the form of which is attached as Exhibit B hereto (the “Redemption Side Letter”), with respect to the treatment of the Purchaser’s Class F common stock as provided in Section 6.8;

M.	Certain capitalized terms used herein are defined in Article I hereof.

In consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby the parties accordingly agree that the Original Agreement shall be amended and restated and superseded and replaced in its entirety by this Agreement and the parties further agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation (other than internal investigations), hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, brought by or before any government Authority or arbitrator.

1.2 “Additional Agreements” means the China Commercial Collaboration and Shared Services Agreement, the Amended and Restated Registration Rights Agreement, the Investor Rights Agreement, and the Redemption Side Letter.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, provided that for purposes of this Agreement, the Group Companies shall not be considered Affiliates of the Purchaser or the Purchaser’s Affiliates unless and except to the extent expressly provided herein.

1.4 “Amended and Restated Bylaws” means the amended and restated bylaws of the Purchaser, the form of which is attached as Exhibit C hereto, to amend certain other provisions of the Existing Bylaws that will no longer be relevant upon consummation of the transactions contemplated by this Agreement.

1.5 “Amended and Restated Charter” means the amended and restated certificate of incorporation of the Purchaser, the form of which is attached as Exhibit D-2 hereto, to change the name of the Purchaser to Blue Impact Inc. and to amend certain other provisions of the Existing Charter (as amended by the Charter Amendment), that will no longer be relevant upon consummation of the transactions contemplated by this Agreement.

1.6 “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all non-U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement, in any country or jurisdiction applicable to the parties or the Group Companies.

1.7 “Assumed Borrowed Indebtedness” means the Borrowed Indebtedness of the Group Companies set forth on Exhibit G hereto (as amended, if and as applicable pursuant to Section 2.8 (Post-Closing Purchase Price Adjustment)), and any other Borrowed Indebtedness incurred by the Group Companies prior to Closing, that the Purchaser will assume or that will remain with the Group Companies post-Closing.

1.8 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

1.9 “Borrowed Indebtedness” means, without duplication, the sum of (i) Indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees) and (ii) obligations evidenced by notes, bonds, debentures or similar instruments.

1.10 “Beneficially Owned” shall have the meaning given to such term in the Investor Rights Agreement.

1.11 “Business” means, with respect to each Group Company, the principal business activity of such Group Company in the geographical area in which it operates as such business is currently being conducted.

1.12 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Hong Kong, London, New York, Toronto or the PRC are authorized to close for business.

1.13 “Cash” means, with respect to any Person, at any particular time, (a) the sum of the fair market value of all unrestricted cash, cash equivalents and marketable securities (including petty cash) of such Person, minus (b) the aggregate amount of outstanding checks (to the extent an amount corresponding to each such check has been released from accounts payable) issued by such Person, and any overdraft and charges, if any, with respect thereto, in each case, as recorded in the books and records of such Person in accordance with U.S. GAAP. Cash includes checks, other wire transfers, deposits in transit and drafts deposited or available for deposit for the account of such Person (to the extent amount corresponding to each such item has been released from accounts receivable).

1.14 “Charter Amendment” means the certificate of amendment of certificate of incorporation of the Purchaser, the form of which is attached as Exhibit D-1 hereto, to declassify the Purchaser Board and to amend certain other provisions of the Existing Charter.

1.15 “China” or “PRC” means the People’s Republic of China, excluding for the purposes of this Agreement Hong Kong, the Macao Special Administrative Region and Taiwan.

1.16 “China Commercial Collaboration and Shared Services Agreement” means the agreement, the form of which is attached as Exhibit E hereto, to be entered into on or before the Closing between Madhouse and BlueFocus Intelligent Communications Group, Ltd. with respect to certain matters pertaining to Madhouse’s future operations in China.

1.17 “Closing Payment Shares” means 30,000,000 Purchaser Class A Common Shares which shall be issued to the Seller on the Closing Date, in accordance with Section 2.1.

1.18 “Code” means the Internal Revenue Code of 1986, as amended.

1.19 “Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the Original Agreement Date and delivered to the Purchaser at the time of execution hereof, which shall be deemed for all purposes to be part of the representations and warranties made hereunder.

1.20 “Company Group Intellectual Property Rights” means any Intellectual Property Rights that are owned by or exclusively licensed to the Group Companies.

1.21 “Company Group Material Adverse Effect” means (a) any event, occurrence, fact, condition, change or effect that has had, individually or in the aggregate, a material adverse effect upon the assets, Liabilities, results of operations or condition (financial or otherwise), of the Group Companies, Taken as a Whole, whether or not arising from transactions in the ordinary course of business, (b) any event, occurrence, fact, condition, change or effect that has had, individually or in the aggregate, a material adverse effect upon the ability of the Company to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the ordinary course of business, (c) any PRC governmental Authority takes any action following the Original Agreement Date (provided that such action, or the intent to take such action, has not been previously disclosed by any PRC governmental Authority) that results in material restrictions on the ability of businesses in the PRC to engage in commercial activities outside of the PRC with or involving the products, websites or mobile applications of Alphabet Inc. or Facebook, Inc. which does, or would reasonably be expected to, materially and adversely affect the results of PRC operations of the Group Companies, (d) the Purchaser CEO resigns or has been terminated by and is no longer employed by the Seller or the Company Group or is Incapacitated, or (e) Holly Zheng resigns or has been terminated by and is no longer employed by the Seller or the Company Group or any of their Affiliates or is Incapacitated; provided, however, that except in the case of (c) above, “Company Group Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions anywhere in the world, or conditions in the global economy generally; (ii) conditions generally affecting the industries in which the Group Companies operate; (iii) any changes in financial, banking or securities markets in general, anywhere in the world, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or any change in exchange rates for the currencies of any country; (iv) geopolitical conditions, acts of war (whether or not declared), armed hostilities, military actions or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement (including the Reorganization and any and all actions taken in connection therewith as provided in this Agreement) or any of the Additional Agreements or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP or other applicable accounting standards) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (including the Reorganization and any and all actions taken in connection therewith as provided in this Agreement) and the Additional Agreements, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Subsidiaries; (viii) any natural or man-made disaster or acts of God anywhere in the world; or (ix) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, however, with respect to each of clauses (i) through (iv), (vi) and (viii), any event, occurrence, fact, condition, change, development or effect referred to above shall be taken into account in determining whether a Company Group Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change, development or effect has a materially disproportionate effect on the Group Companies, Taken as a Whole, compared to other participants in the industries or markets in which any of the relevant Company Subsidiaries primarily conduct their business; provided, further, that a Company Group Material Adverse Effect (as defined in this Section 1.21) that occurs with respect to Madhouse on a stand-alone basis will be deemed to be a Company Group Material Adverse Effect.

1.22 “Company Group Owned Intellectual Property Rights” means any Intellectual Property Rights that are owned by the Group Companies.

1.23 “Company Group Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by the Group Companies, but excluding any items that have been abandoned, cancelled, expired, withdrawn, or finally refused.

1.24 “Company Ordinary Shares” means the ordinary shares in the share capital of the Company.

1.25 “Contract” means any legally binding written contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case as amended and supplemented from time to time.

1.26 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.27 “Data Protection Laws” means all applicable data protection, data privacy, data security, and international data transfer Laws and regulations in the United States of America, Canada, China, the United Kingdom, and any other jurisdiction in which the Group Companies operate.

1.28 “Deferred Acquisition Purchase Price Obligations” means the acquisition related earnout and deferred payment obligations of the Group Companies set forth on Exhibit G hereto (as amended, if and as applicable pursuant to Section 2.8 (Post-Closing Purchase Price Adjustment)), and any other acquisition related earnout and deferred payment obligations incurred by the Group Companies prior to Closing, that the Purchaser will assume or that will remain with the Group Companies post-Closing.

1.29 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.30 “DGCL” means the Delaware General Corporation Law.

1.31 “Dispute Resolution Notice Date” means the date that the Purchaser or the Seller receives notice from the other party that such other party has elected to resolve a dispute pursuant to Section 3.3 using the Dispute Resolution Procedure.

1.32 “Dispute Resolution Procedure” means the dispute resolution procedure set forth in Section 3.3.

1.33 “Disqualification Event” means any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

1.34 “DOJ” means the United States Department of Justice or any successor thereto.

1.35 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.36 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.37 “Existing Bylaws” means the amended and restated bylaws of the Purchaser, as amended, as in effect as of the Original Agreement Date and the Agreement Date, as amended or supplemented from time to time.

1.38 “Existing Charter” means the amended and restated certificate of incorporation of the Purchaser, as amended, as in effect as of the Agreement Date, as amended or supplemented from time to time.

1.39 “Fraud Claim” means any claim, to the extent based on fraud or on an action constituting a material breach of this Agreement taken intentionally by the Seller with the actual knowledge that such action was a breach of this Agreement, including the making of a false representation by the Seller hereunder with the actual knowledge that such representation was false, with the intention by the Seller to induce reliance on such action and upon which the Purchaser did in fact rely, resulting in actual Losses.

1.40 “Founder Investors’ Representative” shall have the meaning given to such term in the Investor Rights Agreement.

1.41 “FTC” means the United States Federal Trade Commission or any successor thereto.

1.42 “Government Officials” means, collectively, any official, officer or employee of an Authority, any Person acting for or on behalf of any Authority, any political party or official thereof and any candidate for political office.

1.43 “Hong Kong” means the Hong Kong Special Administrative Region.

1.44 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

1.45 “Improper Payment Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1, et seq.), the United Kingdom Bribery Act 2010, the Canada Corruption of Foreign Public Officials Act, the Criminal Code of Canada, and any legislation applicable to the Business implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

1.46 “Incapacitated” means with respect to any individual, (a) such individual’s death or total physical disability, (b) an order is made by any competent court or medical official on the grounds that such individual is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of his or her position for ninety (90) or more days in any one hundred twenty (120) day period.

1.47 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees); (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities; (c) all obligations of such Person evidencing amounts drawn on letters of credit or banker’s acceptances or similar items; (d) all obligations of such Person related to the deferred purchase price of property or services (including any seller notes or earn out obligations) other than those trade payables incurred in the ordinary course of business; (e) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP; (f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (g) all obligations of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (h) all Indebtedness of others secured by any Lien, other than a Permitted Lien, on the assets of such Person.

1.48 “Indemnifying Party” means the Seller.

1.49 “Independent” means a person who shall qualify as a director of the Purchaser Board independent from the Purchaser, the Seller, and the Investors (as such term is defined in the Investor Rights Agreement)(a) as such term is used in (i) Section 303A.02 (or any successor rule) of the New York Stock Exchange Listed Company Manual, and (ii) Rule 10A-3 (dealing with audit committee independence requirements) and (b) in accordance with and for the purposes of the laws of the State of Delaware, including guidance or requirements regarding such qualification provided by the courts of the State of Delaware, as determined in good faith after consultation with outside counsel, and determined, as applicable, as of (i) the time of the nomination of such director pursuant to Section 6.2 of the Investor Rights Agreement and (ii) the time of any vote, decision or recommendation made by such director as a member of an Independent Director Committee (or, in the case of Rule 10A-3, at the times required thereby).

1.50 “Independent Director Committee” means a committee of the Purchaser Board comprised solely of three directors who are Independent initially nominated in accordance with the Investor Rights Agreement.

1.51 “Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior three (3) years) accounting firm recognized internationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser and the Seller cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either the Purchaser or the Seller may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types covered by Section 3.3.

1.52 “Intellectual Property Rights” means all intellectual property and proprietary rights arising in any jurisdiction worldwide, including the rights associated with the following: (i) all inventions, and all improvements thereto, and all patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) all trademarks, service marks, trade dress rights and similar designation of origin and rights therein, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Marks”); (iv) all know-how, trade secrets and confidential information (“Trade Secrets”); (v) all data collections and databases and documentation related thereto; (vi) all rights in domain names, web sites, uniform resource locators, social media addresses and handles, and other locators associated with the Internet (“Domain Names”); (vii) registered designs and design rights (“Designs”); (viii) Software; (ix) any other material intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (x) the right to sue for past and present infringement of any of the foregoing.

1.53 “IPO” means the initial public offering of the Purchaser pursuant to a prospectus dated November 16, 2017.

1.54 “IRS” means the United States Internal Revenue Service or any successor thereto.

1.55 “Knowledge of the Seller” means, with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule I, in each case, after reasonable inquiry.

1.56 “Law” means any domestic or foreign, federal, state, municipality or local law, constitution, statute, ordinance, principle of common law, code, act, treaty or order of general applicability of any applicable Authority, including rules and regulations promulgated thereunder.

1.57 “Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.58 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any Contract to give any of the foregoing.

1.59 “Madhouse Purchase Price” means any remaining payments necessary for the Seller to own, directly or indirectly, 100% of the equity of Madhouse, including (a) any outstanding installment payment due to First East Sun Millennium Inc. (the “Madhouse Founder Company”) with respect to the Seller’s 81.91% ownership of Madhouse as of the Original Agreement Date and (b) any additional payments to the Madhouse Founder Company necessary to purchase the remaining 18.09% of Madhouse from the Madhouse Founder Company, in each case as agreed by BlueFocus Intelligent Communications Group, Ltd., the Seller, the Madhouse Founder Company and certain other parties (the “Madhouse Settlement Parties”), pursuant to a written agreement between the Madhouse Settlement Parties to be agreed, negotiated and delivered by the Seller at Closing (the “Madhouse Settlement Letter”).

1.60 “Madhouse Purchase Price Target” means US$90,000,000.

1.61 “Minimum Company Cash” means Company Cash as of the Closing Date is an amount necessary to meet the net working capital requirements of the Company from the Closing Date through the last day of the month immediately following the Closing Date (for example, if the Closing occurs on December 15, 2019, the relevant date would be January 31, 2020); provided that such amount shall not be less than US$10,000,000.

1.62 “NYSE Independent” means a person who shall qualify as a director of the Purchaser Board independent from the Purchaser, the Seller and the Investors (as such term is defined in the Investor Rights Agreement) as such term is used in Section 303A.02 (or any successor rule) of the New York Stock Exchange Listed Company Manual, determined, as applicable, as of (a) the time of the nomination of such director pursuant to Section 6.2 of the Investor Rights Agreement and (b) the time of any vote, decision or recommendation made by such director as a member of the Purchaser Board.

1.63 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.64 “Original Charter” means the amended and restated certificate of incorporation of the Purchaser, as in effect as of the Original Agreement Date.

1.65 “Per Share Adjustment Amount” means an amount equal to US$10.00.

1.66 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to the Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Group Companies so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Group Companies of any Contract or Law; (iii) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Group Company financial statements in accordance with U.S. GAAP); (iv) licenses granted under Intellectual Property Rights; and (v) any Liens set forth on Schedule 1.66.

1.67 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.68 “Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

1.69 “Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.

1.70 “PRC Indirect Transfer Rules” means any tax notice issued by the PRC State Administration of Taxation in respect of offshore indirect transfers of any PRC taxable interest, including without limitation, the notice titled the “State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin [2015] No. 7) and the Announcement with respect to Certain Matters in relation to the Withholding Income Tax of a Non-resident Enterprise issued by the State Administration of Taxation (State Administration of Taxation Bulletin [2017] No. 37), as may be amended or supplemented from time to time, including any similar or replacement regulations and including any other applicable regulations in the PRC.

1.71 “Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the end of the Closing Date.

1.72 “Purchaser Class A Common Shares” means shares of the Class A common stock of the Purchaser, par value US$0.0001 per share, which, from and after the Closing shall be common stock and all references herein to Class A Common Shares with respect to any time after the Closing shall mean Common Stock.

1.73 “Purchaser Class F Common Shares” means shares of the Class F common stock of the Purchaser, par value US$0.0001 per share.

1.74 “Purchaser CEO” means the individual named in Exhibit H, who was, as of the Original Agreement date, and is, as of the Agreement Date, the chief executive officer of V7 and who, as agreed by the parties, shall be the chief executive officer of the Purchaser from and after the Closing.

1.75 “Purchaser Common Shares” means shares of the common stock of the Purchaser, par value US$0.0001 per share which includes Purchaser Class A Common Shares.

1.76 “Purchaser Common Stockholders” means the holders of the Purchaser Common Shares.

1.77 “Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule dated as of the Original Agreement Date and delivered to the Seller at the time of execution thereof, which shall be deemed for all purposes to be part of the representations and warranties made hereunder.

1.78 “Purchaser Material Adverse Effect” means any event occurrence, fact, condition, change or effect that has had, individually or in the aggregate, a material adverse effect upon (a) the assets, Liabilities, results of operations or condition (financial or otherwise) of the Purchaser, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (b) the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the ordinary course of business; provided, however, that solely for purposes of clause (a), “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions in the United States, or conditions in the global economy generally; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial, banking or securities markets in general in the United States, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any of the Additional Agreements or any action taken (or omitted to be taken) with the written consent of or at the written request of the Seller; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement and the Additional Agreements, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller; or (viii) any natural or man-made disaster or acts of God; provided, however, with respect to each of clauses (i) through (iii), (vi) and (viii), any event, occurrence, fact, condition, change, development or effect referred to above shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change, development or effect has a materially disproportionate effect on the Purchaser, compared to other participants in the industries or markets in which the Purchaser operates.

1.79 “Purchaser Required Vote” means (i) the approval of this Agreement and the transactions contemplated hereby, the issuance of more than 20% of the issued and outstanding Purchaser Class A Common Shares to the Seller for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual and an equity incentive plan for employees of the Purchaser and its Subsidiaries, by the affirmative vote of a majority of the votes cast by the holders of the Purchaser Class A Common Shares and Purchaser Class F Common Shares present in person or represented by proxy at the Purchaser Stockholder Meeting and entitled to vote thereon, voting together as a single class, (ii) the approval of the Charter Amendment by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Purchaser Class A Common Shares and Purchaser Class F Common Shares entitled to vote thereon, voting as a single class, (iii) the approval of the Amended and Restated Charter by the affirmative vote (in person or by proxy) of the holders of (a) a majority of the outstanding Purchaser Class A Common Shares and Purchaser Class F Common Shares entitled to vote thereon, voting as a single class, (b) a majority of the outstanding Purchaser Class A Common Shares entitled to vote thereon, voting separately as a single class and (c) a majority of the outstanding Purchaser Class F Common Shares entitled to vote thereon, voting separately as a single class, as applicable, and (iv) the approval of the election of directors to the Purchaser’s Board in accordance with the provisions of this Agreement and the Investor Rights Agreement by a plurality of the votes cast by the holders of the Purchaser Class A Common Shares and Purchaser Class F Common Shares present in person or represented by proxy at the Purchaser Stockholder Meeting and entitled to vote thereon, voting together as a single class.

1.80 “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Common Share and one Purchaser Warrant.

1.81 “Purchaser Warrant” means a redeemable warrant to purchase one-half of one Purchaser Class A Common Share.

1.82 “Registered Intellectual Property Rights” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; (iv) registered Domain Names; and (v) registered Designs.

1.83 “Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Seller or any of its Affiliates (including, without limitation, any Group Company), (b) each member of the immediate family of each of the individuals referred to in clause (a) above and (c) any trust or other entity in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest and Controls such trust or entity.

1.84 “Reorganization Tax Indemnity” means any income and surcharge Taxes actually paid after the Closing by any Group Company, other than Madhouse, resulting solely from actions taken by the Seller or the Group Companies between the Original Agreement Date and the Closing relating to the Reorganization.

1.85 “Rule 10A-3” means Rule 10A-3 under the Exchange Act (including any successor thereto).

1.86 “Sanctioned Person” means a Person that has become the subject of or subject to any Sanctions, whether by designation or by operation of a Sanctions Law or Order, on the basis of a designation of a sector, owner or controlling party or for any other reason that under the applicable Sanctions makes that Person a subject of or subject to such Sanctions.

1.87 “Sanctions” means export control laws or sanctions administered by the United States, European Union or the United Nations Security Council, including any financial or economic sanctions and the Specially Designated Nationals and Blocked Persons List administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

1.88 “Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

1.89 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.90 “SEC” means the Securities and Exchange Commission.

1.91 “Securities Act” means the Securities Act of 1933, as amended.

1.92 “Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, libraries and databases.

1.93 “Special Tax Indemnity” means any additional PRC income and surcharge Taxes actually paid by Madhouse to the PRC Tax Authorities resulting solely from Madhouse’s pre-Closing operations (including in connection with the reorganization of Madhouse as contemplated by Annex A) to the extent the number of, and the value of, the Purchased Shares shall not have been specifically reflected in any post-Closing adjustment pursuant to Section 2.8 hereof (and reflected in a separate acknowledgement executed by the Purchaser and the Seller) with respect to such Liability.

1.94 “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

1.95 “Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity that is consolidated with such Person under applicable accounting rules.

1.96 “Taken as a Whole” when used in connection with the Group Companies means (a) all of the Group Companies, other than Madhouse, taken together as a single unit without regard to any one or more Group Companies, such that the separate existence of each Group Company (other than Madhouse) shall be disregarded, and (b) Madhouse and each of its direct and indirect subsidiaries, taken together as a single unit without regard to any one or more of Madhouse or any of its subsidiaries, such that the separate existence of Madhouse and each of its subsidiaries shall be disregarded.

1.97 “Target Company Net Debt” means an amount equal to US$40,000,000.

1.98 “Target Deferred Acquisition Purchase Price Obligations” means an amount equal to US$48,000,000.

1.99 “Tax” means (i) any and all federal, provincial, state or local, foreign and other income, revenue, alternative or add-on minimum, franchise, profits, gross receipts, capital, capital gains, transfer, sales, use, goods and services, value added, occupation, real and personal property (tangible and intangible), unclaimed property, excise, severance, windfall profits, stamp, license, payroll, ad valorem, turnover, withholding, and other taxes, including government pension plan contributions or premiums, employment/unemployment insurance contributions or premiums, health taxes, workers’ compensation premiums and custom duties, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, (including any costs associated with a claim, audit, proceeding or investigation with regard to any of the foregoing), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, and all estimated taxes, together with any interest, penalties and other additions to tax imposed by any Authority of any jurisdiction, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing, allocation, or similar agreements or arrangements (whether or not written), and (iv) any liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any Contract.

1.100 “Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).

1.101 “Tax Contest” means any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or other dispute or similar claim with respect to any Tax matter that affects the Seller, the Purchaser, the Group Companies or any of their Subsidiaries, as the case may be.

1.102 “Tax Return” means all United States federal, state, local and non-United States returns (including estimated returns), declaration, schedule, notification, form, notices, elections, estimates, information statements and reports (including amendments thereto) filed or required to be filed with a governmental Authority relating to the determination, assessment, or collection of Taxes or the administration of any laws, regulations, or administration requirements relating to any and all Taxes.

1.103 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.104 “Third Party Claim” means an Action brought by any third party (including any Authority).

1.105 “Transaction Expenses” means all fees and expenses of any of the Purchaser, the Seller, or any of the Group Companies in connection with the negotiation or consummation of the transactions contemplated by this Agreement, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Purchaser, the Seller, or any of the Group Companies, including any Taxes imposed in connection with such fees or expenses. For the avoidance of doubt, “Transaction Expenses” shall include fees, expenses, taxes or other costs associated with or arising from the Reorganization other than Taxes incurred in connection therewith. All such Transaction Expenses shall be paid against invoice or other proof of payment or proof of amount due.

1.106 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

Further Definitions. As used in this Agreement, the following terms shall have the meanings set forth in the Sections indicated for each:

Term	Section
Accounting Referee	2.8(c)
Additional Purchaser SEC Documents	5.12(a)
Agreement	Preamble
Agreement Date	Preamble
Alternative Proposal	6.1(d)
Alternative Transaction	6.1(d)
Arbitrators	9.1(d)
Balance Sheet	4.7(a)
Blue Impact Warrant Tender Offer	6.24(a)
Cap	8.4(a)(ii)
CEO Certificate	6.22(b)
CFO	3.2
Claim	8.3(a)
Claim Amount	8.5(a)
Claim Notice	8.5(a)
Closing	2.4
Closing Date	2.4
Closing Date Adjustment	2.8(a)
Closing Filing	11.4(b)
Closing Press Release	11.4(b)
Collective Bargaining Agreement	4.16(a)
Company	Recitals
Company Cash	2.8(a)
Company Group Employee Plans	4.15(a)
Company Group IP Contracts	4.14(c)
Company Lease	4.9(a)
Company Leased Real Property	4.9(a)
Company Net Debt	2.8(a)

Term	Section
Company Subsidiaries	Recitals
Company Tangible Assets	4.9(b)
Deductible	8.4(a)(i)
Earnout Payment	3.1
Earnout Payment Shares	3.1
Earnout Period	3.4(a)
Earnout Provisions	3.1
Earnout Statement	3.2
Enforceability Limitations	4.2
Extension	6.22(a)
Extension Contribution	6.22(b)
Extension Stockholders Meeting	6.22(a)
Extension Trust Amendment	6.22(a)
Final Closing Statement	2.8(c)
Final Resolution	8.5(a)
Fuse	Recitals
General Survival Period	8.2
Governmental Approval	4.3
Group Companies	Recitals
Historical Financial Statements	6.4
Indemnified Party	8.1
Indigo	Recitals
Investor Rights Agreement	Recitals
Key Personnel	6.9
Letter Agreement	6.16
Losses	8.1
Madhouse	Recitals
Material Contracts	4.11(a)
Metta	Recitals
Objection	2.8(b)
Original Agreement Date	Preamble
Original Charter Amendment	6.22(a)
Outside Extended Date	6.22(a)
Permits	4.12
Prospectus	11.14
Proxy Documents	6.5(a)
Proxy Statement	6.5(a)
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Closing Statement	2.8(a)
Purchaser Financial Statements	5.12(b)
Purchaser Required Vote	5.11
Purchaser SEC Documents	5.12(a)
Purchaser Stockholder Meeting	6.5(a)
Purchaser Stockholder Redemption	6.5(a)
Redemption Side Letter	Recitals
Reorganization	Recitals
Representatives	3.2
Required Approval Matters	6.5(a)
Resolution Period	2.8(b)

Term	Section
Resolved Matters	2.8(b)
Review Period	2.8(b)
Section 16	6.11
Seller	Preamble
Seller Tax Items	6.15(c)
Seller Loan	6.22(b)
September 30 Audited Financial Statements	6.4
Share Purchase	Recitals
Signing Filing	11.4(b)
Signing Press Release	11.4(b)
Tax Benefit	8.4(b)
Third Party Claim Notice	8.5(b)
Transfer Taxes	6.15(g)
Trust Account	5.9(a)
Trust Account Shortfall	6.7(a)
Trust Agreement	5.9(a)
Trust Fund	5.9(a)
Trustee	5.9(a)
Unresolved Matters	2.8(c)
V7	Recitals
WARN Act	4.16(d)
WAS	Recitals
Work Authorization	4.16(c)

Article II
SHARE EXCHANGE

2.1 Share Exchange and Additional Consideration. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (a) the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the issued and outstanding Company Ordinary Shares (the “Purchased Shares”) all free and clear of all Liens, and (b) the Purchaser shall issue to the Seller all of the Closing Payment Shares in full payment for the Purchased Shares. In addition, the Purchaser shall pay to the Seller the Earnout Payment in accordance with the terms and subject to the conditions of this Agreement.

2.2 Payment of Closing Payment Shares.

(a) No certificates or scrip representing fractional shares of Purchaser Class A Common Shares will be issued pursuant to the Share Purchase, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(b) Legend. Each certificate issued pursuant to the Share Purchase to any holder of Company Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Class A Common Shares:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

2.3 Cancellation of Treasury Shares. At the Closing Date, any Company Ordinary Shares held in treasury shall be canceled and extinguished without any conversion thereof or payment therefor.

2.4 Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Share Purchase (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, located at Times Square Tower, 7 Times Square, New York, New York, at 10:00 a.m. Eastern Time, on the third (3rd) Business Day following satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII, or such other date as agreed by the parties in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.5 Board of Directors. Immediately prior to the Purchaser Stockholder Meeting, the size of the Purchaser Board shall be increased from six (6) directors to eleven (11) directors. After the Closing, the Purchaser Board will consist of nine (9) directors and two (2) vacancies. The Founder Investors’ Representative shall have the right to nominate two (2) members of the Purchaser Board to serve from the Purchaser Stockholder Meeting and one (1) additional member of the Purchaser Board to serve from the Closing, in each case, until the election and qualification of their respective successors, at least two of which must be NYSE Independent and at least one of which must be Independent. The Seller shall have the right to nominate the remaining six (6) members of the Purchaser Board to serve from the Closing until the election and qualification of their respective successors, at least three of which must be NYSE Independent and at least two of which must be Independent. In the event that applicable Laws or the listing rules of the New York Stock Exchange require the Purchaser to appoint additional members to the Purchaser Board in order to comply with applicable independence requirements, Founder Investors’ Representative agrees to grant a proxy to the Seller with respect to the vote of all Purchaser Common Shares Beneficially Owned by the Investors (as such term is defined above) with respect to the appointment of any such NYSE Independent director(s) or director nominee(s). The parties to this Agreement have entered into an Investor Rights Agreement that will become effective as of the Closing, the content of which includes provisions relating to election of directors nominated by the Founder Investors’ Representative and the Seller.

2.6 Withholding. The Purchaser, its Affiliates and any Group Company, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Law or under any legal requirements or applicable Orders, or based on the PRC Indirect Transfer Rules (to the extent any amounts are not withheld by Seller from the Madhouse Purchase Price). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the case of any withholding based on the PRC Indirect Transfer Rules or any other PRC withholding Tax matter, (a) the Seller shall control the preparation and filing of all applicable Tax Returns and any related proceedings, discussions and correspondence with relevant Taxing Authorities and (b) the Purchaser shall cooperate with the Seller and take any action in connection with the foregoing reasonably requested by the Seller. The Purchaser agrees and acknowledges that, without the prior written consent of the Seller, neither the Purchaser nor any Group Company or their respective Affiliates, agents, advisors or representatives shall make any filings with, communicate with, or approach any PRC Taxing Authority in relation to any aspects pertaining to the Seller’s Tax liability under PRC Indirect Transfer Rules To the extent that any amounts are withheld in connection with the PRC Indirect Transfer Rules, if no Taxing Authority has asserted in writing that such withholding is required within twelve (12) months following the Closing or it is otherwise determined that an amount less than the withheld amount is owing, such withheld amount (or excess withheld amount, if applicable) will be remitted to the Seller within fifteen (15) days following such date. If it is subsequently determined by a relevant Taxing Authority that an amount remitted to the Seller pursuant to the foregoing sentence was required to be withheld, the Seller shall remit such amount to the Taxing Authority or the Purchaser, as applicable, in order to satisfy such obligation.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Group Companies, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the any of the Group Companies, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8 Post-Closing Purchase Price Adjustment.

(a) As soon as reasonably practicable after the Closing Date, and in any event within 90 days thereof, the Independent Director Committee will prepare and deliver to the Seller a statement, in substantially the form set forth on Exhibit F, executed by the members of the Independent Director Committee, setting forth the Independent Director Committee’s calculation of (i) the aggregate amount of Cash of the Group Companies, which shall be at least equal to or greater than the Minimum Company Cash (collectively, “Company Cash”), (ii) the aggregate amount of Assumed Borrowed Indebtedness of the Group Companies minus Company Cash (“Company Net Debt”) (which may be a negative number if Company Cash exceeds the aggregate amount of such Borrowed Indebtedness), (iii) Deferred Acquisition Purchase Price Obligations, (iv) the Madhouse Purchase Price and (v) the “Closing Date Adjustment” being the sum, whether positive or negative, of (A) the Target Company Net Debt minus the Company Net Debt, plus (B) the Target Deferred Acquisition Purchase Price Obligations minus the Deferred Acquisition Purchase Price Obligations plus (C) the Madhouse Purchase Price Target minus the Madhouse Purchase Price, in each case as of 9:00 A.M. (Eastern Time) on the Closing Date (such statement being referred to as the “Purchaser Closing Statement”). The Purchaser Closing Statement, the Final Closing Statement and the component items thereof will be prepared and calculated in accordance with U.S. GAAP. The Purchaser will provide to the Seller the books, records (including work papers, schedules, memoranda and other documents) and supporting data used to prepare the Purchaser Closing Statement.

(b) After receipt of the Purchaser Closing Statement from the Purchaser, the Seller will have 30 days to review the Purchaser Closing Statement (the “Review Period”). The Purchaser Closing Statement will be binding and conclusive upon, and deemed accepted by, the Seller unless the Seller notifies Purchaser in writing prior to the expiration of the Review Period of any dispute or objection thereto (any such written dispute or objection being referred to as an “Objection”), setting forth the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the Purchaser Closing Statement which the Seller believes should be made. Any items not disputed or objected to in an Objection will be deemed to have been accepted by the Seller. If no Objection is delivered by the Seller to Purchaser or the Seller notifies the Purchaser in writing that it has no such disputes or objections, in each case prior to the expiration of the Review Period, then the Purchaser Closing Statement will be deemed to have been accepted by, and will be final and binding upon, the parties to this Agreement. The Seller and the Purchaser will, within 15 days (or such longer period as the Seller and the Purchaser may agree in writing) following delivery of an Objection to the Purchaser (the “Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive. Any items agreed to by the Seller and the Purchaser in writing, together with any items not disputed or objected to by the Seller in the Objection, are collectively referred to herein as the “Resolved Matters”.

(c) If at the end of the Resolution Period the Seller and the Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, the Seller and the Purchaser will refer all such matters that remain in dispute (the “Unresolved Matters”) to a nationally recognized independent public accounting firm jointly selected by the Seller and the Purchaser (the “Accounting Referee”)). The Accounting Referee will, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the Purchaser Closing Statement requires adjustment. The Seller and the Purchaser will instruct the Accounting Referee to (i) use its reasonable best efforts to render its final written determination within 30 days after such firm’s engagement, (ii) prepare the Final Closing Statement (which will be consistent with the Resolved Matters and the final determination of the Accounting Referee of the Unresolved Matters), and (iii) calculate the Closing Date Adjustment, if any, based on such Final Closing Statement. With respect to each Unresolved Matter, the Accounting Referee’s determination, if not in accordance with the position of either the Seller or Purchaser, will not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller or the Purchaser with respect thereto. The Accounting Referee’s final written determination will be conclusive and binding upon the parties to this Agreement. The “Final Closing Statement” will be (i) in the event that no Objection is delivered by the Seller to the Purchaser, or the Seller notifies the Purchaser that it has no such disputes or objections to the Purchaser Closing Statement, in each case prior to the expiration of the Review Period, the Purchaser Closing Statement delivered by the Purchaser to the Seller pursuant to Section 2.8(a); (ii) in the event that an Objection is delivered by the Seller to the Purchaser prior to the expiration of the Review Period, the Purchaser Closing Statement delivered by the Purchaser to the Seller pursuant to Section 2.8(a), as adjusted pursuant to the agreement of the Seller and the Purchaser in writing; or (iii) in the event that an Objection is delivered by the Seller to the Purchaser prior to the expiration of the Review Period and the Seller and the Purchaser are unable to agree on all matters set forth in such Objection, the Purchaser Closing Statement delivered by the Purchaser to the Seller pursuant to Section 2.8(a), as adjusted by the Accounting Referee to be consistent with the Resolved Matters and the final determination of the Accounting Referee of the Unresolved Matters in accordance with this Section 2.8(c). In the event the Final Closing Statement is determined (x) pursuant to clauses (i) or (ii) of the immediately preceding sentence, the Purchaser will prepare the Final Closing Statement and calculate the adjustment amounts, if any, in each case in accordance with the terms of this Agreement, and deliver such items to the Seller within three Business Days following the determination thereof or (y) pursuant to clause (iii) of the immediately preceding sentence, the Accounting Referee will prepare the Final Closing Statement and calculate the adjustment amounts, if any, based on the Final Closing Statement, in accordance with the terms of this Agreement, and deliver such items to the Seller and the Purchaser within three Business Days following the delivery of the final written determination of the Accounting Referee to the Seller and the Purchaser.

(d) The Purchaser will bear 100% of the fees and disbursements of the Accounting Referee.

(e) The parties hereto agree that, following the issuance or determination of a Final Closing Statement pursuant to Section 2.8(c):

(i) in the event that the Closing Date Adjustment as set forth in the Final Closing Statement is a positive number, the Purchaser shall issue to the Seller that number of Purchaser Class A Common Shares equal to (x) the Closing Date Adjustment divided by (y) the Per Share Adjustment Amount; or

(ii) in the event that the Closing Date Adjustment as set forth in the Final Closing Statement is a negative number, the Seller shall, at the Seller’s option, either (A) pay to the Purchaser an amount in cash equal to the Closing Date Adjustment, or (B) transfer to the Purchaser that number of Purchaser Class A Common Shares held by the Seller equal to (x) the absolute value of the Closing Date Adjustment divided by (y) the Per Share Adjustment Amount.

Article III
EARNOUT PAYMENT

3.1 Earnout Payment. In addition to the Closing Payment Shares, if Madhouse meets certain performance requirements during a three-year performance period ending December 31, 2022 as set forth on Schedule II (the “Earnout Provisions”), then the Purchaser shall make the one-time payment (the “Earnout Payment”) determined in accordance with the Earnout Provisions, payable to the Seller and the long-term incentive plan (described below). As set forth in more detail in, and subject to, the Earnout Provisions, the Earnout Payment will be made in the form of (a) the Purchaser issuing to the Seller additional Purchaser Common Shares (the “Earnout Payment Shares”) in the amount calculated pursuant to the Earnout Provisions, (b) a cash payment, (c) a subordinated promissory note issued by the Purchaser to the Seller, or (d) a combination of the foregoing payment methods. The Earnout Payment shall be made by the Purchaser within five (5) Business Days after a final determination of payment due to the Seller pursuant to this Section 3.1. The Purchaser hereby covenants and agrees to perform its obligations set forth in the Earnout Provisions and to maintain the highest number of Purchaser Common Shares potentially issuable under the terms of the Earnout Provisions (which number shall not be less than 22,200,000) available for issuance with respect to Earnout Payment Shares without any restriction or limitation thereof, at all times after the Closing until all of the payment obligations set forth in the Earnout Provisions have been satisfied or have expired. The amount of the Earnout Payment (i) is subject to reduction as set forth in the Earnout Provisions and Article VIII and, (ii) as set forth in the Earnout Provisions, has been partially and irrevocably assigned by Seller to fund a long-term incentive plan to be established for the benefit of designated individuals employed by or associated with the Group Company business, in a manner that shall be determined in Seller’s discretion, provided that Seller shall not receive any portion of such assigned Earnout Payment.

3.2 Delivery of Earnout Statement; Determination of Earnout Payment. As soon as practicable (but in any event within forty-five (45) days) after the completion of the Purchaser’s audited financial statements for the year ending December 31, 2022, the Purchaser’s chief financial officer (the “CFO”) will prepare and deliver to the Seller a written statement (the “Earnout Statement”) in the form attached to Schedule II setting forth the CFO’s determination of the Earnout Payment, if any, and the components relevant to the determination thereof and the form of the Earnout Payment as determined by the Independent Director Committee. All determinations to be made by the Purchaser in connection with the Earnout Payment shall be made by the Independent Director Committee, and the Purchaser shall cause all of its and its subsidiaries’ respective executives, managers, employees, agents and other personnel or representatives (“Representatives”) to assist and fully cooperate with the Independent Director Committee. The Seller will have thirty (30) days after its receipt of the Earnout Statement to review it. To the extent reasonably requested in connection with the Seller’s review of the Earnout Statement, the Purchaser shall cause Madhouse to provide the Seller and its Representatives with reasonable access to the books and records of the Purchaser and its consolidated entities (including those of Madhouse), its finance personnel and any other information that the Seller reasonably requests relating to the determination of the Earnout Payment, the calculation of the relevant components and the form of the Earnout Payment. The Seller may deliver written notice to the Purchaser on or prior to the thirtieth (30th) day after receipt of an Earnout Statement specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If the Seller fails to deliver such written notice in such thirty (30) day period, or if the Seller provides written notice to the Purchaser at any time in such thirty (30) day period that it does not wish to dispute any items in the Earnout Statement, then (i) the Seller will have waived its right to contest the Earnout Statement and the calculations and other matters set forth therein, (ii) the calculations and other matters set forth in the Earnout Statement shall become final and binding for all purposes hereunder (absent fraud or manifest error) at the end of such thirty (30) day period (or upon the Purchaser’s receipt of written notice that the Seller does not wish to dispute any items in the Earnout Statement), and (iii) the Purchaser shall pay or issue, as applicable, the Earnout Payment in accordance with Section 3.1. If the Seller provides the Purchaser with written notice of any objections to the Earnout Statement in such thirty (30) day period, then the Seller and the Purchaser will, for a period of thirty (30) days following the date of delivery of such notice, attempt to resolve their differences, and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement, and the Purchaser shall pay or issue, as applicable, the Earnout Payment in accordance with Section 3.1. If at the conclusion of such thirty (30) day period the Seller and the Purchaser have not reached an agreement on any objections with respect to the Earnout Statement, then upon request of either party, the parties will resolve the dispute in accordance with the dispute resolution procedure set forth in Section 3.3. The Purchaser shall not take, and cause its Affiliates not to take, nor omit to take and cause its Affiliates to not omit to take, any action that could adversely affect in a material manner the ability of the parties to calculate the Earnout Payment and the relevant components thereof or its outcome or the factors relevant to the permitted form of the Earnout Payment for the three-year period from calendar year 2020 through calendar year 2022 for purposes of this Article III.

3.3 Dispute Resolution Procedure. Matters disputed pursuant to Section 3.2 may be referred by either the Purchaser or the Seller exclusively to the Independent Expert for determination in accordance with this Section 3.3. Each of the Seller and the Purchaser agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the date that the dispute is referred to the Independent Expert, and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser and the Seller to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Purchaser or the Seller in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller and the Purchaser will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 3.3. It is the intent of the parties hereto that the procedures set forth in this Section 3.3 and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller and the Purchaser will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible and be set forth in a written statement delivered to the Purchaser and the Seller. The Purchaser and the Seller hereby agree that the Independent Expert’s determination will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error), and that following such determination, the Purchaser shall pay or issue, as applicable, any applicable Earnout Payment in the determined form in accordance with Section 3.1.

3.4 Future Operations.

(a) Following the Closing through December 31, 2022 (the “Earnout Period”), (i) the Purchaser shall not sell or dispose of Madhouse, Madhouse’s business or any material portion of Madhouse’s assets (including that of its Subsidiaries) without the prior written consent of the Seller, and (ii) except as agreed to in connection with the transactions contemplated by this Agreement, Madhouse shall, and the Purchaser and its Affiliates shall cause Madhouse to, operate in good faith in accordance with the business plan and practices of Madhouse in effect prior to the Closing or as otherwise agreed to in connection with the transactions contemplated by this Agreement with the existing executives of Madhouse, and to use commercially reasonable efforts to continue to engage in financing activities so as to obtain and maintain resources for working capital, capital requirements and other business needs at a level consistent with past practices, and Madhouse shall not, and the Purchaser and its Affiliates shall cause Madhouse not to, make, accelerate or defer any payments or expenditures or accelerate or defer receipt of any revenues, or otherwise take, agree to take, not take or agree not to take any action, different from the ordinary course past practices of Madhouse prior to the Closing and in each case in a manner that would reasonably be expected to adversely affect the Earnout Payment (including by adversely impacting the underlying components from which the Earnout Payment is determined). In addition, during the Earnout Period, Madhouse shall not, and the Purchaser and its Affiliates shall cause Madhouse not to:

(i) (A) effect any dividend or distribution of any portion of the cash of Madhouse, (B) enter into any intercompany loans or similar arrangements with the Purchaser or any Affiliates of the Purchaser or (C) other than the China Commercial Collaboration and Shared Services Agreement, enter into any intercompany arrangements or transactions with the Purchaser or any Affiliates of the Purchaser on pricing or terms less favorable than those which could be obtained on an arm’s-length basis or in accordance with the China Commercial Collaboration and Shared Services Agreement, in each case that would reasonably be expected to adversely affect the amount of the Earnout Payment (if any) payable or potentially payable by the Purchaser (including by adversely impacting the underlying components from which the Earnout Payment is determined);

(ii) (A) incur any Indebtedness or other Liabilities except for such Indebtedness or Liabilities as they relate to the operation of Madhouse, or (B) incur any Indebtedness or other Liabilities on behalf of the Purchaser or any of its Affiliates with respect to any business other than that of Madhouse;

(iii) transfer, convey, license or otherwise dispose of any rights, assets or properties to any corporate Affiliate of the Purchaser that is not a wholly owned Subsidiary of Madhouse, except to the extent that any such rights, assets and operations, or portions thereof, so transferred, conveyed, licensed or otherwise disposed of continue to be included in the calculation of Madhouse’s operating results during the Earnout Period or to the extent contemplated by the China Commercial Collaboration and Shared Services Agreement; or

(iv) make any material change to its accounting practices, procedures or policies that would reasonably be expected to adversely affect the amount of the Earnout Payment (if any) payable or potentially payable by the Purchaser (including by adversely impacting the underlying components from which the Earnout Payment is determined), except in each case as required by U.S. GAAP.

(b) In the event that the Purchaser Board (or the board of directors of any of its Subsidiaries) recommends any transaction of the type described in Section 3.4(a), any other acquisition of any business or disposition, divestiture or other transfer of any assets, properties or business, exclusive license, or any restructuring, reorganization, merger or other similar transaction, in any case, directly or indirectly involving Madhouse or any of its Subsidiaries (in each case, other than in the ordinary course of business consistent with Madhouse’s past practice), or any other action inconsistent with Section 3.4(a), in each case during the Earnout Period, Purchaser, Madhouse or any of its Subsidiaries, as applicable, may take the otherwise prohibited action if, and as a condition to the taking of otherwise prohibited action, (i) the Purchaser Board determines in good faith, after receipt of a favorable recommendation made by the Independent Director Committee, that such transaction or action would not materially adversely affect the Earnout Payment (including by materially adversely impacting the underlying components from which the Earnout Payment is determined) and (ii) Purchaser shall provide notice of such determination to the Seller before any commitment is made or agreement is entered into by the Purchaser with regard to such transaction or other action. If, within fifteen (15) Business Days after its receipt of such notice, the Seller objects to the Purchaser Board’s determination that such transaction or other action would not materially adversely affect the Earnout Payment, then the Seller and the Purchaser will attempt in good faith to resolve their differences and, if they are unable to do so, the Seller and the Purchaser shall engage the Independent Expert to determine, in each case in accordance with the procedures set forth in Section 3.3, as applicable, (A) whether or not the proposed transaction or other action would materially adversely affect the Earnout Payment and, if so, (B) such action (if any) as is necessary to modify, as appropriate, the calculation of the underlying metrics from which the amount of the Earnout Payment is derived or the Earnout Payment is payable and the timing of any Earnout Payment so as to ensure that the Seller maintains substantially equivalent economic rights under Section 3.1 after such transaction so as to effect the original intention of the parties as closely as possible. The Purchaser and the Seller hereby agree that (i) the Independent Expert’s determination will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error) and (ii) the Purchaser shall not enter into any commitment or agreement with respect to such transaction before the later of (x) the fifteen (15) Business Day period referred to above and (y) such Independent Expert determination. In addition, in the event that a proposed transaction involves the sale of Madhouse, Madhouse’s business or any material portion of Madhouse’s assets (including that of its Subsidiaries), then prior to the consummation of such transaction, either (I) the Purchaser shall pay the Earnout Payment, as agreed by the parties or as determined by the Independent Expert pursuant to this Section 3.4(b), or (II) any buyer in such proposed transaction shall have expressly agreed in writing with the Company and the Seller as a condition to such transaction to assume all of the Purchaser’s obligations related to the Earnout Payment as if it were the Purchaser, except that payment of the Earnout Payment by any buyer shall be made entirely in cash.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that each of the following representations and warranties were true, correct and complete as of the Original Agreement Date (or, if a specific date is indicated in any such statement, true and correct as of such specified date), except as set forth in the Company Disclosure Schedule (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection); provided, however, that a matter disclosed with respect to one representation and warranty in this Article IV shall also be deemed to be disclosed with respect to each other representation and warranty in this Article IV to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule).

4.1 Corporate Existence and Power. (a) The Seller is a company duly incorporated, validly existing and in good standing under the laws of Hong Kong, (b) as of the Closing Date, the Company will be a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and (c) the Group Companies are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed, as set forth on Schedule 4.5(a). Each of the Group Companies has all corporate or similar power and authority and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets, in each case, as currently owned and operated in all material respects. Each of the Group Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Group Material Adverse Effect. Copies of the organizational documents of the Group Companies have heretofore been made available to the Purchaser.

4.2 Authorization. The execution, delivery and performance by the Seller of this Agreement and the Additional Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby are within the corporate powers of the Seller and have been duly authorized by all necessary action on the part of the Seller. Assuming the due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

4.3 Governmental Authorization. Except as set forth on Schedule 4.3, none of the execution, delivery or performance by the Seller of this Agreement, any Additional Agreements or the transactions and agreements constituting the Reorganization requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, waiver, order or other action or non-action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”), other than (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) such Governmental Approvals as may be required under applicable state securities or “blue sky” Laws; (iii) such Governmental Approvals as may be required under (A) the HSR Act, or (B) any other Antitrust Law, in any case that are applicable to the transactions contemplated by this Agreement; and (iv) such other Governmental Approvals that, if not so taken, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

4.4 Non-Contravention. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by the Seller of this Agreement, any Additional Agreements or the transactions and agreements constituting the Reorganization does or will (a) contravene or conflict with the organizational documents of the Seller or the Company, (b) contravene or conflict with or constitute a violation of any material provision of any Law or Order binding upon or applicable to the Seller or any of the Group Companies, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Seller or any of the Group Companies or require any payment or reimbursement or result in a loss of any material benefit relating to the Business as currently conducted to which the Seller or any of the Group Companies are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Seller or any of the Group Companies or by which any of the Company Ordinary Shares or any of the Group Companies’ assets is or may be bound or any Permit, in each case, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Ordinary Shares or any of the Group Companies’ assets, other than, with respect to clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

4.5 Group Companies.

(a) Schedule 4.5(a) contains a true, correct and complete list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Group Company as of the Original Agreement Date.

(b) Except as set forth on Schedule 4.5(b), all of the outstanding capital stock of, or other equity or voting interest in, each Group Company (i) has been duly authorized, validly issued and is fully paid and non-assessable and (ii) is owned, directly or indirectly, by the Seller (with respect to the Company) or the Company or a Subsidiary thereof (with respect to the Subsidiaries of the Company), free and clear of all Liens (other than Permitted Liens), any other restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity or voting interest and any other similar restrictions.

4.6 Consents. The Contracts listed on Schedule 4.6 are the only Contracts binding upon the Group Companies or by which the share capital of any of the Group Companies or any of the Group Companies’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (including the Reorganization), other than such consents, approvals, authorizations, orders or other actions or filings that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

4.7 Financial Statements.

(a) Schedule 4.7(a) sets forth the unaudited combined balance sheet for the Group Companies as of June 30, 2019 (the “Balance Sheet”). The audited financial statements for 2017 and 2018 and the unaudited financial statements for the six months ended June 30, 2018 and 2019 when delivered as provided in Section 6.4 will be complete and accurate and fairly present in all material respects the financial position of the Group Companies as of the dates thereof and the results of operations of the Group Companies for the periods reflected therein, subject in the case of the unaudited financial statements to the absence of footnotes and to normal year-end audit adjustments. Such financial statements as and when delivered (i) will be prepared from the books and records of the Group Companies, (ii) will be prepared on an accrual basis in accordance with U.S. GAAP consistently applied, and (iii) will contain and reflect all necessary adjustments and accruals for a fair presentation of the Group Companies’ financial condition as of their dates, subject in the case of the unaudited financial statements to normal year-end audit adjustments.

(b) Except as set forth on Schedule 4.7(b), the Group Companies collectively have no Liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with U.S. GAAP, other than Liabilities (i) reflected or otherwise reserved against in the unaudited Balance Sheet; (ii) arising pursuant to this Agreement or incurred in connection with the transactions contemplated by this Agreement; (iii) incurred on or after January 1, 2019 in the ordinary course of business consistent with past practice; or (iv) that would not have a Company Group Material Adverse Effect. The Company (x) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto, (y) has no Liabilities other than expenses incurred in connection with the transactions contemplated by this Agreement, and (z) has not engaged, and prior to the Closing will not engage, in any business activities, and has not conducted, and prior to the Closing will not conduct, any operations, in each case, other than in connection with the transactions contemplated by this Agreement and those incident to its formation.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since the date of the Balance Sheet through the Original Agreement Date, the Group Companies conducted the Business, in all material respects, in the ordinary course consistent with past practice. Since the date of the Balance Sheet through the Original Agreement Date, there has not been and is not reasonably expected to be any Company Group Material Adverse Effect.

4.9 Properties; Assets.

(a) A “Company Lease” shall mean any lease, sublease, license or other agreement, including all amendments and modifications thereto, pursuant to which any Group Company uses or occupies, or has the right to use or occupy, now or in the future, any real property as of the Original Agreement Date and pursuant to which any Group Company is obligated to pay consideration in excess of US$150,000 (such property, the “Company Leased Real Property”). Schedule 4.9(a) contains a true, correct and complete list of all Company Leases, and the Seller has made available to the Purchaser true, correct and complete copies of all material Company Leases (including all material modifications, amendments and supplements thereto). With respect to each Company Lease and except as would not reasonably be expected to have a Company Group Material Adverse Effect, (i) to the Knowledge of the Seller, there are no disputes with respect to such Company Lease; (ii) the applicable Group Company has not collaterally assigned, encumbered or granted any other security interest in such Company Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Company Lease. A Group Company has valid leasehold estates in the Company Leased Real Property, binding and enforceable upon the Group Company, as applicable, free and clear of all Liens (other than Permitted Liens), subject to the Enforceability Limitations. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, no Group Company is in default beyond any applicable notice and cure period pursuant to any Company Lease. No Group Company owns any real property.

(b) Each Group Company has good title to, or a valid and binding lease for, all of the tangible assets (i) used by it, located on its premises, set forth on the Balance Sheet or acquired thereafter prior to the Closing, free and clear of all Liens, except (A) for assets disposed of in the ordinary course of business after the date of the Balance Sheet, (B) for Permitted Liens and (C) as set forth on Schedule 4.9(b), and (ii) necessary and sufficient for the conduct of its business as conducted prior to the Closing and as proposed to be conducted, free and clear of all Liens (the “Company Tangible Assets”). All of such material Company Tangible Assets are in good operating condition (ordinary wear and tear excepted), taken as a whole, and have been and are being used in material compliance with applicable Law.

4.10 Litigation. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Group Material Adverse Effect or otherwise impact the ability of the Sellers or the Group Companies to consummate the transactions contemplated hereby or by the Additional Agreements, and except as set forth on Schedule 4.10, there is no Action pending against, threatened against or affecting a Group Company, any of its officers or directors, or the share capital of any of the Group Companies or any of the Group Companies’ assets or any Contract before any court, Authority or official or that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Group Companies.

4.11 Contracts.

(a) Schedule 4.11(a) lists all Contracts (collectively, “Material Contracts”) to which any Group Company is a party (other than any Contracts that are Company Group Employee Plans set forth on Schedule 4.15(a)) and that are currently in effect and constitute the following:

(i) all Contracts pursuant to which any of the Group Companies has provided a loan of more than US$50,000 to a current or former employee, officer or director;

(ii) all Contracts providing for indemnification or any guaranty by any Group Company, in each case that is or would reasonably be expected to be material to the Group Companies, taken as a whole, and under which a Group Company has continuing indemnification obligations, other than (A) any guaranty by a Group Company of any of the obligations of any other Group Company, (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business consistent with past practice or (C) Contracts entered into in connection with the purchase, sale or leasing of real property in the ordinary course of business consistent with past practice;

(iii) all Contracts with any of the 25 largest customers of the Group Companies, taken as a whole, determined on the basis of net revenues received by the Group Companies during the year ended December 31, 2018;

(iv) all Contracts that require the Group Companies to deal exclusively with any Person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, in each case other than any such Contracts that may be cancelled without Liability to the Group Companies upon notice of thirty (30) days or less;

(v) all Contracts relating to the disposition or acquisition, directly or indirectly, of assets with a fair market value in excess of US$250,000 individually or US$750,000 in the aggregate by any Group Company after the Original Agreement Date;

(vi) all Contracts relating to Indebtedness in excess of US$250,000 individually or US$750,000 in the aggregate;

(vii) all employee collective bargaining agreements or other Contracts with any labor union, works counsel or similar organization;

(viii) all Contracts providing for indemnification of any current or former officer, director or employee by any of the Group Companies;

(ix) all Contracts that involve a joint venture, limited liability company or partnership with any third Person;

(x) all Contracts or series of Contracts with any customer of a Group Company that is reasonably expected to generate at least US$1,000,000 in net revenue in any one (1) calendar year period; and

(xi) all Contracts or series of Contracts with any vendor or supplier of a Group Company that is reasonably expected to involve at least US$250,000 in payments by the Group Companies in any one (1) calendar year period.

(b) Each Material Contract is valid and binding on the Group Company, as applicable, and enforceable against them in accordance with their terms, subject to the Enforceability Limitations. Each Material Contract is in full force and effect, and none of the Group Companies party thereto or, to the Knowledge of the Seller, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect or such breaches or defaults that would not have a Company Group Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by any Group Company, or, to the Knowledge of the Seller, any other party thereto, except for such breaches and defaults that would not have a Company Group Material Adverse Effect.

4.12 Licenses and Permits. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, the Group Companies hold, to the extent legally required, all permits, licenses, variances, clearances, registrations, consents, commissions, franchises, exemptions, Orders, authorizations and approvals from Authorities (“Permits”) that are required for the operation of the business of the Group Companies as currently conducted. The Group Companies are in compliance with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Seller, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have a Company Group Material Adverse Effect.

4.13 Compliance with Laws. Except as set forth on Schedule 4.13, each of the Group Companies is and, since January 1, 2017, has been in material compliance with all Laws and Orders (i) that are applicable to the Group Companies, (ii) by which any of the Group Companies or any of their respective businesses as currently conducted or properties is bound, or (iii) that are applicable to the conduct of the business as currently conducted or operations of the Group Companies, except, in each case, for noncompliance that would not reasonably be expected to have a Company Group Material Adverse Effect. Except as set forth on Schedule 4.13, since January 1, 2017, no Authority has issued any written notice stating that any of the Group Companies is not in compliance with any Law, except where such noncompliance would not reasonably be expected to have a Company Group Material Adverse Effect. No representation or warranty is made in this Section 4.13 with respect to (a) compliance with applicable Tax Laws, which is covered in Section 4.17 and (b) compliance with Improper Payment Laws, to the extent such compliance is covered in Section 4.21.

4.14 Intellectual Property

(a) Company Group Intellectual Property; Proceedings. Schedule 4.14(a) sets forth a true, correct and complete list as of the Original Agreement Date of all (i) Company Group Registered Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such item of Company Group Registered Intellectual Property Rights has been filed, issued or registered; (ii) material unregistered Marks; and (iii) Actions before any Authority (other than actions related to the ordinary course prosecution of Company Group Registered Intellectual Property Rights before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any such Company Group Registered Intellectual Property Rights. A Group Company is the sole and exclusive owner of each item of Company Group Registered Intellectual Property Rights. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, each item of Company Group Registered Intellectual Property Rights is valid and enforceable. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, the Group Company, as applicable, has maintained all Company Group Registered Intellectual Property Rights in the ordinary course consistent with reasonable business practices and no Group Company has taken any action or failed to take any action that could reasonably result in the abandonment, cancellation, invalidation, or unenforceability of any of its Company Group Registered Intellectual Property Rights.

(b) Right to Use; Absence of Liens. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, a Group Company (i) owns and has legal and equitable title to each material Company Group Intellectual Property Right free and clear of any Liens (other than Permitted Liens) and (ii) has valid and legally enforceable rights to use all Intellectual Property Rights used in, material to or necessary to the conduct of the business of the Group Companies as currently conducted.

(c) IP Contracts. Schedule 4.14(c) sets forth a true, correct and complete list of all Contracts to which any Group Company is a party and (i) pursuant to which the use by any Person of any material Company Group Intellectual Property Rights is permitted or licensed by any Group Company, other than any (a) nondisclosure agreements entered into in the ordinary course of business and (b) non-exclusive licenses granted in the ordinary course of business or in connection with the sale of the Group Companies’ products or services during the ordinary course of business or (ii) pursuant to which the use by any Group Company of any material Intellectual Property Right is permitted or licensed by any Person, other than any (a) nondisclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Software (including software provided as a service) licensed to a Group Company for internal use on standard terms; (c) non-exclusive licenses granted to a Group Company solely to permit a Group Company to provide services to the licensor or its Affiliates; and (d) non-exclusive licenses to Software and materials licensed as open-source, public-source or freeware (all such Contracts, the “Company Group IP Contracts”). Except as would not reasonably be expected to have a Company Group Material Adverse Effect, the Company Group IP Contracts are valid, binding and enforceable between the Group Company, as applicable, and the other parties thereto, subject to the Enforceability Limitations, and there is no default under any Company Group IP Contract by the Group Company, as applicable, or, to the Knowledge of the Seller, by any other party thereto.

(d) No Infringement. To the Knowledge of the Seller, the operation of the Business as currently conducted and has been conducted in the past six (6) years does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third Person.

(e) No Notice of Infringement. Since January 1, 2017, no Group Company has received written notice from any third Person, or been involved in any Action, alleging that the operation of the business of the Group Companies as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person in a manner.

(f) No Third Person Infringement. Since January 1, 2017, no Group Company has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Group Intellectual Property Right, and, to the Knowledge of the Seller, no such activity is occurring.

(g) IP Assignments. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, each Person who contributed to or was involved in the creation or development of any material Company Group Owned Intellectual Property Rights for the Group Companies has signed an agreement assigning to such Group Company ownership of all right, title and interest of such Persons in such Company Group Owned Intellectual Property Rights.

(h) Proprietary Information; Source Code. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, (i) the Group Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all source code and other material Trade Secrets included in the Company Group Intellectual Property Rights and used by any of the Group Companies in its business as currently conducted, (ii) to the Knowledge of the Seller, there are (A) no defects in any of the products of the Group Companies that would prevent the same from performing materially in accordance with their user specifications; and (B) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same, and (iii) the Group Companies have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Group Intellectual Property Rights to any Person.

(i) Open Source Software. Except as would not reasonably be expected to have a Company Group Material Adverse Effect, to the Knowledge of the Seller, no material product or service of the Group Companies is distributed with any Software that is licensed to the Group Companies pursuant to, or is otherwise subject to, an open source, public-source, freeware or other third party license agreement that, in each case, requires any of the Group Companies to disclose or license any material proprietary source code that embodies Company Group Intellectual Property Rights or that requires any material product to be made available at no charge.

4.15 Employee Plans.

(a) Employee Plans. For purposes of this Agreement, (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, pension, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, health, dental, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, officer, independent contractor, or director of any of the Group Companies or with respect to which any of the Group Companies has or may have any Liability, contingent or otherwise with the exception of those plans of general application provided by Law, including the Canada Pension Plan, Quebec Pension Plan, the Ontario Health Insurance Plan, other similar health plans established and administered in other jurisdictions and workplace safety and compensation insurance provided pursuant to Law, are referred to herein as the “Company Group Employee Plans.” Schedule 4.15(a) sets forth a true, correct and complete list of all material Company Group Employee Plans specifically noting which Group Company sponsors or maintains each such Company Group Employee Plan. With respect to each material Company Group Employee Plan, to the extent applicable, the Seller has made available to the Purchaser copies of (A) the most recent annual report on Form 5500 required to have been filed for each Company Group Employee Plan, including all schedules thereto; (B) the most recent IRS or U.S. Department of Labor determination letter or opinion letter (or similar letter from a non-U.S. Authority), if any, from the applicable Authority with respect to each Company Group Employee Plan; (C) the plan documents including all amendments thereto, summary plan descriptions and summaries of material modification; (D) any notices or other correspondence in the past three (3) years to or from the applicable Authority relating to any material compliance issues in respect of any such Company Group Employee Plan; and (E) coverage and non-discrimination testing of all Company Group Employee Plans that are intended to be “qualified” under Section 401(a) of the Code for the most recent plan year.

(b) Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company pursuant to Section 414 of the Code currently maintains, sponsors, participates in, contributes to or is required to contribute to, or has any Liability with respect to, nor in the past six (6) years has ever maintained, sponsored, participated in, contributed to, or been required to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan as contemplated by Section 413(c) of the Code, or (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company Group Employee Plans is a registered pension plan, as that term is defined in section 248(1) of the Tax Act.

(c) Compliance. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect, each Company Group Employee Plan has been maintained, administered and invested in all respects in accordance with its terms and with applicable Law, including the applicable provisions of ERISA and the Code. Each Company Group Employee Plan intended to be “qualified” under Section 401(a) of the Code has received favorable determination letters or is entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter from the IRS, as to the tax qualification of such Company Group Employee Plan, and to the Knowledge of the Seller, nothing has occurred since the date of any such opinion or determination letter (if any) that would reasonably be expected to cause the applicable Authority to revoke such determination or adversely affect such qualified status.

(d) Non-U.S. Compliance. Except for those matters that have not had and would not reasonably be excepted to have, individually or in the aggregate, a Company Group Material Adverse Effect, for each Company Group Employee Plan established or maintained outside of the U.S. for the benefit of any employees or other service providers of any Group Company primarily employed outside of the United States: (i) all employer and employee contributions required by applicable Law or by the terms of such Company Group Employee Plan have been timely made, or if applicable, accrued in accordance with normal accounting practices; (ii) except as set forth in Schedule 4.15(d), no such Company Group Employee Plan is a defined benefit pension plan, final salary plan or provides any death, disability or other benefit calculated by reference to age, salary or length of service, or has any unfunded or underfunded (or uninsured or underinsured, where applicable) liabilities or obligations; and (iii) each such Company Group Employee Plan required to be registered has been registered and has been maintained in good standing with the applicable government Authority; and (iv) each such Company Group Employee Plan that is intended to qualify for tax-preferential treatment under applicable Law has received, where required, approval from the applicable government Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.

(e) Company Group Employee Plan Legal Proceedings. There are no material Actions pending or, to the Knowledge of the Seller, threatened on behalf of, against, or with respect to any Company Group Employee Plan, the assets of any trust pursuant to any Company Group Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Group Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) No Retiree Welfare Benefit Plan. No Company Group Employee Plan provides any post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Effect of the Transactions. Except as would not be material, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event that, standing alone, would not by itself trigger such entitlement or acceleration, (i) entitle any current or former employee, officer, independent contractor or other service provider of any Group Company to any severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) except as set forth on Schedule 4.15(g)(ii), accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, independent contractor or other service provider.

(h) Contributions and Premiums. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect, all contributions or premiums required to be made by any Group Company to a Company Group Employee Plan have been made in a timely fashion and in accordance with applicable Law.

(i) EPPs. Effective as of immediately before the Closing, except as disclosed in Schedule 4.15(i), V7 shall have terminated and paid out all award amounts under all equity participation plans such that there is no further obligation or Liability with respect to such plans after the Closing Date.

4.16 Labor Matters

(a) Union Activities. No Group Company is currently a party to any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”), voluntary recognition agreement or other legally binding commitment with any labor union, trade union, works council or other labor organization. To the Knowledge of the Seller, since January 1, 2017, (i) there have been no activities or proceedings of any labor or trade union or other representative body to organize any employees of any Group Company with regard to their employment with any Group Company, (ii) there have been no Collective Bargaining Agreement representation petition, certification proceeding, unfair labor practice complaint or other proceeding pending before the National Labor Relations Board, the Ontario Labour Relations Board, the Québec Tribunal administrative du travail, trade council or similar U.S., Canadian or other foreign government Authority or threatened against any Group Company; and (iii) no strike, lockout, slowdown, or work stoppage has occurred or been threatened directly against any Group Company.

(b) Employment Law Compliance. Except as set forth on Schedule 4.16(b), each Group Company is in compliance with all applicable Laws, Contracts and Orders with respect to its employees, applicants for employment and independent contractors since January 1, 2017 (including with respect to terms and conditions of employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, and retaliation, reasonable accommodation, disability rights or benefits, worker classification, wage and hour requirements, hiring, promotion and termination of employees, working conditions, labor relations and collective bargaining, including with respect to trade unions, labor unions, works councils or any other labor organizations, meal and break periods, privacy, occupational safety and health, layoffs and plant closings or shut-downs, immigration status and work authorization, workers compensation, leaves of absence, paid vacation, holiday and sick leave, unemployment insurance, child labor, government contractor compliance and affirmative action laws and plans), except for instances of such noncompliance that would not reasonably be expected to have a Company Group Material Adverse Effect.

(c) Work Authorization. Except as set forth on Schedule 4.16(c), no Group Company employs any employee with a temporary work status and no Group Company sponsors any employee to work under a visa, work permit or other work authorization (“Work Authorization”). To the Knowledge of the Seller, each employee of a Group Company is authorized to work in the country where they perform services as employees of that Group Company, and no employee since January 1, 2017 has worked without Work Authorization from the applicable government Authority.

(d) Plant Closures and Layoffs. Except as set forth on Schedule 4.16(d), since January 1, 2017, neither Seller nor any of the Group Companies has any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the Employment Standards Act, 2000 (Ontario), the Act respecting Labour Standards (Quebec) and any similar state, provincial, local or foreign Law, with respect to any events occurring or conditions existing on or prior to the Original Agreement Date relating to temporary layoffs or mass terminations as they may be defined under applicable Law.

(e) Litigation. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Group Material Adverse Effect, there are no Actions against any Group Company pending or, to the Knowledge of the Seller, threatened to be brought or filed, by or with any government Authority or arbitrator in connection with the employment or engagement of any current or former applicant, employee or independent contractor of any Group Company, including, without limitation, any audit, charge, investigation or claim relating to any employment-related matter arising under applicable Law.

4.17 Tax Matters. Except as set forth in Schedule 4.17:

(a) Tax Returns. Each Group Company has (i) duly and timely filed or caused to be filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate and have been prepared in compliance with applicable Law; and (ii) timely paid, or have adequately reserved in the Financial Statements in accordance with U.S. GAAP for the payment of, all Taxes (whether or not shown on any Tax Return) that are required to be paid. No Group Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired. The Seller has delivered to Purchaser copies of all material Tax Returns filed since 2015, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of any Group Companies.

(b) Tax Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Group Company.

(c) Withholding Taxes. Each Group Company (i) has complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law); (ii) has timely paid or withheld with respect to their employees, consultants, independent contractors, equity interest holders, and other third Persons all Taxes required to be paid or withheld and has remitted such Taxes to the applicable Taxing Authority within the time prescribed by applicable Law, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding legal requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

(d) Reserves for Payment of Taxes. The Financial Statements accurately and fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with U.S. GAAP. Each Group Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Financial Statements through the Closing Date, and each Group Company will disclose the dollar amount of such reserves to Purchaser on or prior to the Closing Date. No Group Company has incurred any liability for Taxes since the date of the Financial Statements other than in the ordinary course of business.

(e) Audits. No audits or other examinations with respect to Taxes of any Group Company are currently in progress or have been asserted or proposed in writing. No Group Company has received from any Authority any: (i) written request for information related to Tax matters; or (ii) written notice of deficiency or proposed Tax adjustment. No claim or legal proceeding is pending or threatened against any Group Company in respect of any Tax (including any Tax filing or Tax reporting obligation). No Group Company has (i) filed an outstanding request for an extension of time within which to file any Tax Return, (ii) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which waiver or consent remains outstanding, and no such waiver or consent is pending, (iii) applied for a ruling relating to Taxes which could be binding on Purchaser, any Group Company, or any of their Affiliates after the Closing Date, or (iv) entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Authority. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Group Company. There are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by any Group Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and by appropriate proceedings by the Group Company and with respect to which adequate reserves for payment have been established in accordance with U.S. GAAP).

(f) Adjustment in Taxable Income. No Group Company has been and will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

(g) 280G; 4999. There is no agreement, plan, arrangement or other Contract (i) covering any employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) by which any of the Group Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which each Group Company is required to file a Tax Return other than the jurisdictions in which such Group Company has filed Tax Returns. No written claim has ever been made by a governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(i) Permanent Establishment. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Tax Agreements. No Group Company is a party to or bound by any Tax allocation, sharing or indemnity Contract or arrangement other than any such Contract or arrangement that is a Contract entered into in the ordinary course of business and the principal purpose of which is not Taxes or that is solely between or among the Company and/or one or more Company Subsidiaries.

(k) Liability for Third Party Taxes. No Group Company has any liability for Taxes of any Person (other than any Group Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business). No Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Consolidated Groups. No Group Company have ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the V7, WAS, Indigo, Metta, Madhouse, or Fuse).

(m) Transfer Pricing. Each Group Company is in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including, without limitation, interest and other prices for financial services, provided by or to any Group Company are arm’s-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or foreign Laws).

(n) International Issues. No Group Company is, or has ever been, a “passive foreign investment company” within the meaning of section 1297 of the Code or a “controlled foreign corporation” within the meaning of section 957 of the Code.

(o) Certain Pre-Closing Transactions. No Group Company is or will be liable for any Tax, in any Post-Closing Tax Period, as a result of (i) a change in method of Tax accounting or period made prior to the Closing, (ii) an installment sale or “open transaction” disposition occurring prior to the Closing, (iii) a prepaid amount received, accrued, or paid prior to the Closing, (iv) an election under Section 108(i) of the Code made prior to the Closing, (v) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Laws) executed prior to the Closing, (vi) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Laws) with respect to a transaction occurring prior to the Closing Date, or (vii) any other action or election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and foreign Tax Laws.

(p) Exclusive Representations. Notwithstanding anything contained in this Agreement to the contrary, (i) the Seller makes no representations or warranties as to the amount or availability of any Tax attribute and (ii) the representations and warranties contained in this Section 4.17 constitute the sole and exclusive representations and warranties made by the Seller in this Agreement with respect to Tax matters, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns (but excluding any Tax matters addressed in Section 4.15), and the accrual and reserves for Taxes on any financial statements or books and records of the Group Companies.

4.18 Finders’ Fees. Except for PJT Partners (the fees in respect of which are listed on Schedule 4.18), there is no investment banker, broker, finder, intermediary or other third party who might be entitled to any fee or commission from the Purchaser or any of its Affiliates (including a Group Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.19 Data Privacy and Security.

(a) The Group Companies comply with, and have at all times since January 1, 2017 complied with, all Data Protection Laws applicable to the Group Companies or to the conduct of the Business, except for noncompliance that would not reasonably be expected to have a Company Group Material Adverse Effect. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect, none of the Group Companies has used, disclosed, transferred, or otherwise processed any Personal Data in any manner that violates any Data Protection Law or is inconsistent with the terms of any Material Contract.

(b) None of the Group Companies has received any subpoenas, demands, or other notices from any governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Seller, none of the Group Companies is under investigation by any governmental Authority for any actual or potential violation of any Data Protection Law.

(c) No notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or to the Knowledge of the Seller, initiated against the Group Companies under any applicable Data Protection Law.

(d) Except as set forth on Schedule 4.19(d), each of the Group Companies complies in all material respects with the terms of all published and posted policies, procedures, and notices of the Group Companies relating to its collection, use, or disclosure of Personal Data.

(e) Each of the Group Companies has taken commercially reasonable steps, compliant in all material respects with applicable Data Protection Laws and Material Contracts to protect the operation, confidentiality, integrity, and security of the Group Companies’ software, systems, and websites that are involved in the collection and/or processing of Personal Data.

(f) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect, none of the Group Companies has experienced any security breaches of Personal Data. To the Knowledge of the Seller, there are no pending or expected complaints, actions, fines, or other penalties facing the Group Companies in connection with any data security breaches.

4.20 Related Party Transactions. Except as set forth on Schedule 4.20, no Related Party (a) has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of any of the Group Companies, (b) is, or has been, indebted to any of the Group Companies, (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving any of the Group Companies, (d) is competing, or has at any time competed, directly or indirectly, with any of the Group Companies or (e) has any claim or right against any of the Group Companies (other than rights to receive compensation for services performed as an employee).

4.21 Anticorruption; Improper Payments. To the Knowledge of the Seller, neither any Group Company nor any Representative of any Group Company has directly or indirectly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of any Government Official or other Person for the purpose of unlawfully under any Improper Payment Laws (a) influencing any act or decision of such Government Official in his official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, (d) inducing such Government Official to influence or affect any act or decision of any governmental Authority, or (e) obtaining or retaining business for or with, or directing business to any Person. To the Knowledge of the Seller, each Group Company and any Representative of any Group Company, has at all times since January 1, 2015 complied with all applicable Improper Payment Laws. Without limiting the generality of the foregoing, to the Knowledge of the Seller, there has been no use or authorization of money or anything of value by the Seller or any of its Affiliates (including any Group Company) relating to any unlawful payment under any Improper Payment Laws, or secret or unrecorded fund or any false or fictitious entries made in the books and records of any Group Company relating to the same. To the Knowledge of the Seller, neither any Group Company nor any Representative of any Group Company has unlawfully (under any Improper Payment Laws) employed or retained, directly or indirectly, a Government Official or a family member of a Government Official, and no Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Business.

4.22 Sanctions. Seller and each of its Affiliates (including each Group Company), with respect to the Business, complies, and has at all times since January 1, 2015, complied, with all applicable Sanctions Laws, and no such entity is, or has done business with any, Sanctioned Person in contravention of any applicable Sanctions Laws.

4.23 Not an Investment Company. No Group Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.24 Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Seller is acquiring the Closing Payment Shares as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws. Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Closing Payment Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Closing Payment Shares. Buyer hereby acknowledges that the Closing Payment Shares have not been registered pursuant to the Securities Act or any state securities Laws, and agrees that the Closing Payment Shares may not be sold, offered for sale or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act to the extent applicable.

4.25 No Disqualification Event. Neither Seller, nor any of its directors, executive officers, general partners, managing members or other officers is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Purchaser prior to the Original Agreement Date.

4.26 Reorganization. As of the Original Agreement Date, Seller had not consummated any of the steps of the Reorganization in any material respect nor entered into any related binding agreements. Seller’s activities regarding the Reorganization prior to the Original Agreement Date, consisted primarily of obtaining the advice of Seller’s legal and tax advisors in connection with actions to effect the Reorganization and the preliminary negotiation of acquisition terms with respect to the contemplated acquisition of any equity of a Group Company not owned by Seller as of the Original Agreement Date.

4.27 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules), the Seller has not made, does not make or shall not be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, including any representation or warranty regarding the Seller, the Group Companies, the Business, or the transactions contemplated by this Agreement and any Additional Agreements or any other matter, and the Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, any Group Company or any other Person. The Seller hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Purchaser or any of the Purchaser’s Affiliates or Representatives, including omissions therefrom.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that each of the following representations and warranties are true, correct and complete as of the Original Agreement Date, except as disclosed in the Purchaser SEC Documents filed prior to the Original Agreement Date or as set forth in the Purchaser Disclosure Schedule (with each exception set forth in the Purchaser Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection); provided, however, that a matter disclosed with respect to one representation and warranty in this Article V shall also be deemed to be disclosed with respect to each other representation and warranty in this Article V to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Purchaser Disclosure Schedule):

5.1 Corporate Existence and Power; Organizational Documents. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Copies of the organizational documents of the Purchaser have heretofore been made available to the Seller, and such copies are each true and complete copies of such instruments as amended and in effect on the Original Agreement Date.

5.2 Corporate Authorization.

(a) The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser. This Agreement and each of the Additional Agreements has been duly authorized by all necessary corporate action on the part of the Purchaser other than the approval of the Purchaser Common Stockholders. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and deliver by the Seller, it constitutes, and upon its execution and delivery, the Additional Agreements (to which it is a party) will constitute, a valid and legally binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

(b) The Purchaser Board (including any required committee or subgroup thereof) has, as of the Original Agreement Date, unanimously (i) approved the transactions contemplated by this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, including but not limited to the Proxy Statement and the filing thereof with the SEC, and such approval is sufficient so that no state antitakeover statute or similar statute or regulation applicable to the Purchaser, including the restrictions on business combinations set forth in Section 203 of the DGCL or any other “control share acquisition,” “fair price,” “moratorium” or other takeover laws or regulations is applicable to any of the transactions contemplated hereby or thereby, (ii) determined that this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby are in the best interests of the Purchaser and its stockholders, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Existing Charter and (iv) approved the calling of the Purchaser Stockholder Meeting.

5.3 Governmental Authorization. None of the execution, delivery or performance of this Agreement requires any Governmental Approval, other than (i) such filings and approvals as may be required by the DGCL or any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) such Governmental Approvals as may be required under (A) the HSR Act, or (B) any other Antitrust Law, in any case that are applicable to the transactions contemplated by this Agreement; (iii) such Governmental Approvals as may be required under the rules and regulations of the New York Stock Exchange; (iv) the other Governmental Approvals, each of which is set forth on Schedule 5.3; and (v) such other Governmental Approvals that, if not so taken, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4 Non-Contravention. Other than the approval of the Required Approval Matters, none of the execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational documents of the Purchaser, (b) contravene or conflict with or constitute a violation of the Purchaser’s organizational documents or any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser or require any payment or reimbursement or to a loss of any material benefit to which the Purchaser is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Purchaser or by which any of the Purchaser Common Shares or any of the Purchaser’s assets is or may be bound or any Permit, in each case, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Purchaser Common Shares or any of the Purchaser’s assets, other than, with respect to clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount and amounts owing to GP. Bullhound, Wells Fargo Securities, LLC and ICR, LLC (the fees in respect of which are listed on Schedule 5.5), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Purchaser upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which the Purchaser is a party or by which the Purchaser is bound.

5.7 Capitalization.

(a) The authorized capital stock of the Purchaser is 111,000,000 shares, each with a par value of US$0.0001 per share, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock (also referred to as the Purchaser Class A Common Shares) and (ii) 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock. As of the Original Agreement Date and the Agreement Date, there were issued and outstanding (a) 30,000,000 and 29,305,180, respectively, Purchaser Class A Common Shares (b) 7,500,000 shares of Class F common stock, and (c) no shares of preferred stock. All issued and outstanding Purchaser Common Shares are, and any additional Purchaser Common Shares issued prior to the Closing will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware law, the Purchaser’s organizational documents or any contract to which the Purchaser is a party or by which the Purchaser is bound.

(b) Except as set forth in Section 5.7(a) or in Schedule 5.7(b), the Purchaser does not have any shares issued or outstanding and there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Purchaser is a party obligating the Purchaser to (i) issue, transfer or sell any shares or other equity interests of the Purchaser or securities convertible into or exchangeable for such shares or equity interests; (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares or other equity interests; or (iv) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Agreement.

(c) The Purchaser does not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Purchaser Common Stockholders on any matter.

(d) Except as set forth in Schedule 5.7(d), there are no voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of the capital stock or other equity interests of the Purchaser.

5.8 Information Supplied. The Proxy Statement will, when filed with the SEC and at the time it is mailed to the Purchaser Common Stockholders, comply with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by Purchaser or any of its Affiliates expressly for inclusion or incorporation by reference, if applicable, in the Proxy Documents (as defined in Section 6.5(a)) will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that are included in the Purchaser SEC Documents). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Seller or any Group Company.

5.9 Trust Fund.

(a) As of the Original Agreement Date, the Purchaser has a balance of approximately US$306,650,000 in the trust fund established by the Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account at UBS Financial Services Inc. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of November 16, 2017, between the Purchaser and the Trustee (as amended or supplemented, the “Trust Agreement”).

(b) The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms. Other than the Redemption Side Letter, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or (ii) that would entitle any Person (other than Purchaser Common Stockholders who shall have elected to redeem their Purchaser Common Shares pursuant to the Purchaser’s organizational documents) to any portion of the proceeds in the Trust Account. The Purchaser has filed with the SEC true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, and no such amendment or modification is contemplated by the Purchaser. As of the Original Agreement Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of the Purchaser or the Trustee. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account or (B) to redeem Purchaser Common Shares in accordance with the provisions of the Purchaser’s organizational documents and the Redemption Side Letter. There are no Actions pending or threatened in writing with respect to the Trust Account.

5.10 Listing. The Purchaser Units, Purchaser Class A Common Shares and Purchaser Warrants are listed on the New York Stock Exchange, with trading symbols LGC.U, LGC and LGC WS, respectively.

5.11 Purchaser Required Vote. The Purchaser Required Vote at the Purchaser Stockholder Meeting to approve this Agreement and the transactions contemplated hereby is the only vote of the holders of any class of the Purchaser’s shares necessary to approve the transactions contemplated by this Agreement; provided, however, that the transactions contemplated by this Agreement may be consummated only if the limitations on redemption specified under the Existing Charter have not been exceeded.

5.12 Purchaser SEC Documents and Financial Statements.

(a) The Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC since the registration of the Purchaser Class A Common Shares under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Original Agreement Date (the “Additional Purchaser SEC Documents”). The Purchaser has made available to the Seller copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR, at least two (2) days prior to the Original Agreement Date: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of the Purchaser beginning with the first quarter the Purchaser was required to file such a form, (iii) all proxy statements relating to the Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) the Purchaser’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Seller pursuant to this Section 5.12) filed by the Purchaser with the SEC since the Purchaser’s registration with the SEC (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents and the Additional SEC Documents (collectively, the “Purchaser Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Purchaser Financial Statements (i) were prepared from the books and records of the Purchaser; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Purchaser’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended.

(c) The Purchaser has no liabilities required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with U.S. GAAP, other than liabilities (i) reflected or otherwise reserved against in on a balance sheet are included in the Purchaser Financial Statements, (ii) arising pursuant to this Agreement or incurred in connection with the transactions contemplated by this Agreement, or (iii) for liabilities and obligations incurred in the ordinary course of business since the Purchaser’s formation which liabilities and obligations that are in excess of US$ 100,000 individually or US$300,000 in the aggregate are listed on Schedule 5.12(c) . All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Financial Statements.

(d) Other than (i) Contracts listed on Schedule 5.12(d) and (ii) non-disclosure agreements entered into by the Purchaser, which to the knowledge of the Purchaser have not been breached and do not contain any monetary obligations of the Purchaser, there are no Contracts or other arrangements to which the Purchaser is a party or is otherwise bound that are not included in the Purchaser SEC Documents.

5.13 Certain Business Practices. The Purchaser represents and warrants that no funds given to the Seller in connection with the transactions contemplated by this Agreement have been, or will be, derived from any illegal activities, including but not limited to any violations of any applicable anti-corruption, anti-bribery, anti-money laundering, counter terrorist financing, or Sanctions Laws. To the knowledge of the Purchaser, neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has, since the IPO, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment, which, if not paid or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding. To the knowledge of the Purchaser, neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.14 Litigation. Except as disclosed in the Purchaser SEC Documents, there is no Action pending against, threatened against or affecting, the Purchaser, any of its officers or directors or any Purchaser Units, Purchaser Common Shares or Purchaser Warrants or any of the Purchaser’s assets or Contracts before any court, Authority or official or that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser. Except as disclosed in the Purchaser SEC Documents, the Purchaser is not, and has not previously been, subject to any legal proceeding with any Authority.

5.15 Compliance with Laws. The Purchaser is and, since the IPO, has been in material compliance with all Laws and Orders (i) that are applicable to the Purchaser, (ii) by which the Purchaser is bound, or (iii) that are applicable to the conduct of the business or operations of the Purchaser. Since the IPO, no Authority has issued any written notice stating that the Purchaser is not in compliance with any Law.

5.16 Not an Investment Company. The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.17 Interested Party Transactions. Except as disclosed in the Purchaser SEC Documents, no employee, officer, director, stockholder or Affiliate of the Purchaser or a member of his or her immediate family is indebted for borrowed money to the Purchaser, nor is the Purchaser indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of the Purchaser. Except as disclosed in the Purchaser SEC Documents, no officer, director, stockholder or Affiliate of the Purchaser or any member of their immediate families is, directly or indirectly, interested in any Contract with the Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Purchaser).

5.18 Interim Operations. The Purchaser has not engaged in any business activity, other than (i) as described in the Purchaser SEC Documents and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated hereby.

5.19 Funds. As of the Closing Date and after giving effect to the disbursements contemplated by Section 6.7(a)(i), the funds in the Trust Account, together with any additional funds obtained by the Purchaser, shall equal or exceed US$120,000,000 plus all accrued interest available to the Purchaser as of the Closing Date and all such funds shall have been contributed to the Purchaser and credited to the Purchaser’s bank account. All such funds shall be free and clear of all Liens, freely usable by the Purchaser and not subject to restrictions or limitations on use or distribution by Law or Contract.

5.20 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V (as modified by the Disclosure Schedules), the Purchaser has not made, does not make or shall not be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, including any representation or warranty regarding the Purchaser, the transactions contemplated by this Agreement and any Additional Agreements or, from and after the Closing, the Group Companies or the Business, or any other matter, and the Purchaser hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Purchaser, any Group Company (from and after the Closing) or any other Person. The Purchaser hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Seller or any of the Seller’s Affiliates or Representatives, including omissions therefrom.

Article VI
COVENANTS OF THE SELLER AND THE PURCHASER

The Seller and the Purchaser hereby agree as follows:

6.1 Conduct of Business.

(a) From the Original Agreement Date through the Closing Date, the Seller shall cause the Group Companies to conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement (including the Reorganization and any and all actions taken in connection therewith), and shall use commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of the Group Companies to incur any Indebtedness and make any cash dividend or distribution outside the Group Companies provided that the foregoing shall not exceed the Target Company Net Debt unless a purchase price adjustment in respect of such excess amount is made as of the Closing Date. Without limiting the generality of the foregoing, from the Original Agreement Date until and including the Closing Date, other than in connection with the transactions contemplated by this Agreement (including the Reorganization and any and all actions taken in connection therewith), without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth on Schedule 6.1, the Seller shall cause the Group Companies not to:

(i) amend, modify or supplement their organizational documents;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Reorganization);

(iii) issue, sell, deliver, transfer or agree or commit to issue, sell, deliver or transfer (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Group Companies to any Person who is not a Group Company;

(iv) directly or indirectly acquire, repurchase or redeem any securities of the Group Companies;

(v) settle or compromise, release or waive any pending or threatened Action, except for the settlement or compromise, release or waiver of any Action that is in the ordinary course of business consistent with practice and does not include any obligation (other than payments of money not to exceed US$250,000 individually or US$750,000 in the aggregate) to be performed by any of the Group Companies following the Closing (including any obligation to refrain from taking or performing any activities or actions);

(vi) except as required by applicable Law or U.S. GAAP, make any material change in any of its accounting principles or practices;

(vii) other than any such action necessary to effectuate the Reorganization, (A) make any material Tax election; (B) change or rescind any material Tax election; (C) settle or compromise any material Tax claim or assessment; (D) amend any income or other material Tax Return; (E) waive any right to claim a Tax refund, offset or other reduction in Tax liability; (F) enter into any closing agreement with respect to any material amount of Taxes; (G) consent to any extension or waiver of the limitations period in respect of Taxes; (H) make or request any Tax ruling, or (I) adopt or change any accounting method in respect of Taxes;

(viii) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability company or similar arrangement with any third Person;

(ix) amend, modify or revoke any Company Group Employee Plan other than in the ordinary course of business or as required by applicable Law;

(x) terminate any employee or independent contractor of any Group Company such that would trigger payment of any severance, notice, change in control or other termination-related benefits under applicable Law or Contract, other than terminations in the ordinary course of business or for cause or material misconduct; or

(xi) authorize any of, or enter into or agree or commit to enter into a Contract to take, any of the actions prohibited by this Section 6.1.

(b) From the Original Agreement Date through the Closing Date, the Purchaser shall remain a “blank check company” as defined in Rule 419 under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a New York Stock Exchange-listed special purpose acquisition company and as a registrant with the SEC pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement without the other party’s prior written consent (which shall not be unreasonably withheld), except as set forth on Schedule 6.1(b), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, modify or supplement its or organizational documents;

(ii) take any action in violation or contravention of the Purchaser’s organizational documents, applicable Law or any applicable rules and regulations of the SEC and the New York Stock Exchange;

(iii) authorize, commit or actually issue, grant, sell, pledge, dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv) subdivide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case in excess of US$100,000 individually or US$300,000 in the aggregate; or

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(d) From the Original Agreement Date through the Closing Date, neither the Seller nor the Group Companies, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, respond to or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction including by furnishing any information regarding the Business or the Group Companies to any Person in connection with a proposed Alternative Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Alternative Transaction. The Seller and the Group Companies will immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Alternative Transaction. Without limitation to the obligations set forth above, in the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Seller or any of the Group Companies or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal, and otherwise cease to engage with the Person making such Alternative Proposal. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Group Companies or the Purchaser (other than the transactions contemplated by this Agreement): (X) any merger, consolidation, share exchange, business combination or other similar transaction, or (Y) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory, services or licenses in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Group Companies or the Purchaser in a single transaction or series of transactions.

6.2 Access to Information. From the Original Agreement Date until and including the Closing Date, each of the Seller (on behalf of the Group Companies) and the Purchaser shall, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, books and records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Group Companies and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the Agreement Date, including prior to the Original Agreement Date) shall affect any representation or warranty given by the Seller or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Group Companies. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access and/or information not disclosed.

6.3 Notices of Certain Events. Each party shall promptly notify the other party of the following, provided that no such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached:

(a) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or create any Lien on any capital shares of any Group Companies or capital shares of the Purchaser;

(b) any notice from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against or involving either party or any of their stockholders that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case which inaccuracy or failure would cause any of the conditions set forth in Article VII not to be satisfied.

6.4 Annual and Interim Financial Statements. As of the Agreement Date, the Seller has delivered to the Purchaser each of the following (in each case, as and in the form required to be included in the Proxy Statement): (a) the audited combined financial statements of the Company Subsidiaries which comprise combined balance sheets as of December 31, 2018 and December 31, 2017, and the related combined statements of income and comprehensive income, equity and redeemable non-controlling interest and cash flows for the fiscal years then ended, (b) the unaudited combined balance sheet of the Company Subsidiaries as of December 31, 2016, the related combined statements of income and comprehensive income, equity and redeemable non-controlling interest and cash flows of the Company Subsidiaries for the fiscal year then ended, and (c) the unaudited combined interim financial statements of the Company Subsidiaries which comprise the combined balance sheet for the six months ended June 30, 2019 and the related combined statements of income and comprehensive income, equity and redeemable non-controlling interest, and cash flows for the six month periods ended June 30, 2019 and 2018 (the information identified in Section 6.4(a), Section 6.4(b) and Section 6.4(c) being, collectively, the “Historical Financial Statements”). As soon as practicable (which the Seller expects to be approximately January 15, 2020) after the Agreement Date, the Seller shall deliver to the Purchaser (x) the audited combined financial statements of the Company Subsidiaries which comprise the combined balance sheet as of September 30, 2019, the related combined statements of income and comprehensive income, equity and redeemable non-controlling interest, and cash flows for the nine months then ended (the “September 30 Audited Financial Statements”) and (y) such other or additional financial statements of the Company Subsidiaries, either audited or reviewed to the extent required by Law for purposes of the Proxy Statement. The Seller shall also promptly deliver to the Purchaser copies of any annual audited combined financial statements of the Company Subsidiaries that the Company Subsidiaries’ certified public accountants may issue.

6.5 SEC Filings.

(a) As promptly as practicable after the Original Agreement Date (provided that the Seller has provided to the Purchaser the information described in Section 6.4 and this Section 6.5(a)), but in any event no later than 30 days after the Original Agreement Date, the Purchaser shall use its commercially reasonable efforts to prepare and cause to be filed with the SEC a proxy statement in preliminary form (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser Common Stockholders (the “Purchaser Stockholder Meeting”) seeking the approval of the Purchaser Common Stockholders of the transactions contemplated hereby and offering to redeem from its public stockholders the Purchaser Class A Common Shares pursuant to Section 9.2 of the Existing Charter in conjunction with a stockholder vote on the transactions contemplated hereby (the “Purchaser Stockholder Redemption”), all in accordance with and as required by the Purchaser’s organizational documents, applicable Law and any applicable rules and regulations of the SEC and the New York Stock Exchange, as modified by the Letter Agreement, dated as of November 16, 2017, by and between the Purchaser, the initial securityholders party thereto and the officers and directors of the Purchaser party thereto (pursuant to which the initial securityholders party thereto and the officers and directors of the Purchaser party thereto agreed not to redeem their shares of Purchaser Common Shares in connection with stockholder approval of a proposed Business Combination (as defined therein)), and as may have been disclosed in the Prospectus. In the Proxy Statement, the Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby by the holders of Purchaser Common Shares in accordance with the Purchaser’s organizational documents and the rules and regulations of the SEC and the New York Stock Exchange, (ii) approval of an equity incentive plan for employees of the Purchaser and its Subsidiaries that will be effective as of the Closing, (iii) approval of the issuance of more than 20% of the issued and outstanding Purchaser Class A Common Shares to the Seller for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, (iv) approval of the Charter Amendment in accordance with the DGCL and, to the extent applicable, the Purchaser’s organizational documents and the rules and regulations of the SEC, (v) approval of the Amended the Restated Charter in accordance with the DGCL and, to the extent applicable, the Purchaser’s organizational documents and the rules and regulations of the SEC, (vi) the election of directors to the Purchaser’s Board in accordance with the provisions of this Agreement and the Investor Rights Agreement (the foregoing (i)-(vi) collectively referred to as the “Required Approval Matters”), (vii) the adjournment of the special meeting if necessary or appropriate and (viii) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated hereby as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or in correspondence related thereto, or after consultation with the Seller, determined by the Purchaser as necessary or appropriate in connection with this Agreement and the transactions contemplated hereby. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated hereby in accordance with applicable proxy solicitation rules set forth in the Purchaser’s organizational documents, applicable Law and the rules and regulations of the SEC and the New York Stock Exchange (such Proxy Statement and the documents included or referred to therein pursuant to which the Purchaser Stockholder Redemption will be made, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”). Purchaser shall cause the Proxy Documents to comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Seller will provide all financial and other information with respect to the Group Companies and their business and operations as described in Section 6.4 and such other information as is reasonably requested by the Purchaser and necessary, pursuant to applicable requirements of the Exchange Act and the rules and regulations thereunder, for inclusion in Proxy Documents. If reasonably requested by the Purchaser in connection with the Purchaser’s preparation of the Proxy Documents, the Group Companies’ financial statements must be reviewed or audited by the Group Companies’ auditors.

(b) The Purchaser shall mail the Proxy Statement to holders of Purchaser Common Shares of record, as of the record date to be established by the Purchaser Board. Each of the Seller and the Purchaser shall furnish all information concerning such party and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Each of the Seller and the Purchaser shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC or its staff, on the other hand. Each of the Seller and the Purchaser shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to the Purchaser Common Stockholders, the Purchaser will consult and coordinate in good faith with the Seller, and make available to the Seller preliminary drafts of the Proxy Statement and any communications with the SEC related to the Proxy Statement, and the parties will cooperate in good faith to respond to any SEC communications and make any revisions to and finalize the Proxy Statement. The Purchaser will advise the Seller promptly after receipt of notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments from the SEC relating to the Proxy Statement and responses thereto, or (vii) requests by the SEC for additional information. The Purchaser shall respond to any SEC comments on the Proxy Statement promptly and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as reasonably practicable; provided, that prior to responding to any comments or material requests from the SEC, the Purchaser will make available to the Seller drafts of any such response and provide the Seller with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d) No information provided by the Seller or the Group Companies to the Purchaser for inclusion in the Proxy Statement or any amendments thereto as of the date of its submission to the SEC will cause the final Proxy Statement to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. If, at any time prior to the Purchaser Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Purchaser shall promptly transmit to the Purchaser Common Stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Purchaser Stockholder Meeting, the Seller discovers any information, event or circumstance relating to the Group Companies or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Seller shall promptly inform the Purchaser of such information, event or circumstance.

(e) The Purchaser shall make all filings required to be made by the Purchaser with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Seller shall use its commercially reasonable efforts to promptly provide the Purchaser with all information concerning the Group Companies reasonably requested by the Purchaser for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any) and in any other filing required to be made by the Purchaser with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act, applicable “blue sky” laws and any rules and regulations thereunder. The Seller shall cause the officers and employees of the Group Companies to be reasonably available to the Purchaser and its counsel in connection with the drafting of the Proxy Statement and such other filings and responding in a timely manner to comments relating to the Proxy Statement from the SEC.

6.6 Purchaser Stockholder Meeting. The Purchaser shall, as promptly as practicable after being advised by the staff of the SEC that the staff of the SEC has no further comments on the Proxy Documents, establish a record date for, duly call, give notice of, convene and hold the Purchaser Stockholder Meeting. The Purchaser shall use its reasonable best efforts to obtain the approval of the Required Approval Matters, including by soliciting proxies as promptly as practicable in accordance with applicable Law and the Purchaser’s organizational documents for the purpose of approving the Required Approval Matters. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to adjourn the Purchaser Stockholder Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the Purchaser Board has determined in good faith (based on written advice of the Purchaser’s counsel) is required by applicable Law is disclosed to the Purchaser Common Stockholders and for such supplement or amendment to be promptly disseminated to the Purchaser Common Stockholders prior to the Purchaser Stockholder Meeting, (b) if, as of the time for which the Purchaser Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchaser Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Purchaser Stockholder Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from the Purchaser Common Stockholders in favor of the adoption of the Required Approval Matters; provided, that in the event of an adjournment pursuant to clauses (a) or (b) above, the Purchaser Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Purchaser Stockholder Meeting be reconvened on a date that is later than ten (10) Business Days prior to the Outside Extended Date unless the Purchaser Common Stockholders have approved an Extension.

6.7 Trust Account.

(a) The Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of the Purchaser holding Purchaser Units or Purchaser Common Shares who shall have validly redeemed their Purchaser Units or Purchaser Common Shares upon acceptance by the Purchaser of such Purchaser Units or Purchaser Common Shares, (ii) the Madhouse Purchase Price and all other cash payment obligations of the Purchaser pursuant to this Agreement (except for those provided in the following paragraphs (iii) and (iv)), (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) all the Transaction Expenses of the Seller and the Purchaser, respectively, incurred in connection with the transactions contemplated by this Agreement, provided that (A) the Purchaser’s representation in Section 5.19 is true and correct as of the Closing and (B) if there is a shortfall in cash available from the Trust Account at Closing after payment of the amounts included in (i), (ii) and (iii) above (the “Trust Account Shortfall”), such Trust Account Shortfall shall be subtracted from the Transaction Expenses payable by the Purchaser at the Closing and be assumed as a payable solely of the Purchaser to be paid by Purchaser after the Closing, provided further, that, any such Trust Account Shortfall shall not relate to the Group Companies or the Seller nor affect or be taken into account for purposes of the calculation of the Closing Date Adjustment pursuant to Section 2.8 hereof or otherwise, and the parties acknowledge and agree that any amounts owed in connection with the Trust Account Shortfall (if any) are to be owed or paid for solely by Purchaser. Following the payments described in the preceding sentence, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement. The Purchaser shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Seller.

(b) Reference is made to the final prospectus of the Purchaser, filed with the SEC (File No. 333-221116) (the “Prospectus”), and dated as of November 16, 2017. The Seller warrants and represents that it has read the Prospectus and understands that the Purchaser established a trust account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $300,000,000 for the benefit of the Purchaser’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Fund and not previously released to the Purchaser to pay franchise and income taxes and up to $750,000 annually for working capital purposes, that the Purchaser may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem the shares of Purchaser Class A Common Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 24 months from the closing of the IPO, or (iii) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Seller and the Purchaser, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Seller hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement; provided, however, that this Section 6.7 shall not affect any other rights or remedies of the Seller pursuant to this Agreement or any other agreement entered into in connection herewith or in furtherance of the transactions contemplated hereby, including but not limited to a breach of this Agreement). The Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter in this Agreement, and the Seller further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent the Seller commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser, which proceeding seeks, in whole or in part, monetary relief against the Purchaser, the Seller hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit the Seller (or any party claiming on the Seller’s behalf or in lieu of the Seller) to have any claim against the Trust Fund (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, the Seller shall be entitled to seek any and all remedies available at law or in equity with respect to any funds from the Trust Fund that are not subject to the limitations provided in this Section 6.7(b) including, without limitation, pursuant to Section 6.22(c).

6.8 Effect of Purchaser Stockholder Redemptions. Prior to the Closing and pursuant to the Redemption Side Letter, in the event that the number of Purchaser Class A Common Shares that are redeemed by the stockholders of the Purchaser exceeds the threshold specified in the Redemption Side Letter, then (a) a certain number of shares of Purchaser’s Class F common stock shall be forfeited by the holders thereof in accordance with the terms and the formula set forth in the Redemption Side Letter and (b) the holders of Purchaser’s Class F common stock will receive the right to be issued a number of Class A Common Shares equal to the number of such forfeited shares of Purchaser’s Class F common stock (subject to adjustment) upon the achievement of certain stock price criteria of the Purchaser set forth in the Redemption Side Letter, and subject in all respects to the terms and conditions thereof.

6.9 Management and Key Employees. Schedule 6.9 lists those individuals designated by the Group Companies as management and key employees of the Group Companies (the “Key Personnel”). The Purchaser shall use commercially reasonable efforts to enter into, prior to the Closing Date, mutually agreeable agreements with the Key Personnel with respect to compensation, equity ownership, incentive arrangements and retention.

6.10 Listing. The Purchaser shall (a) cause the Closing Payment Shares to be approved for listing on and tradable over the New York Stock Exchange, (b) cause the Purchaser Units, the Purchaser Class A Common Shares and the Purchaser Warrants to remain listed on the New York Stock Exchange from and after the Original Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with Article X.

6.11 Section 16 of the Exchange Act. Prior to the Closing, the Purchaser Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Purchaser Class A Common Shares pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt acquisition for purposes of Section 16.

6.12 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and to cooperate as reasonably requested by the other parties, to consummate and to implement expeditiously each of the transactions contemplated by this Agreement (including the Reorganization). The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement (including the Reorganization).

(b) Without limiting the generality of Section 6.12(a), the Seller and the Group Companies will use commercially reasonable efforts to provide the Purchaser with all cooperation as it relates to the Seller and the Group Companies reasonably necessary in connection with satisfying the conditions to, or as is otherwise reasonably requested by the Purchaser in connection with, all Required Approval Matters, including without limitation (i) participating in a reasonable and limited number of meetings, presentations, road shows and other sessions with Purchaser stockholders and their respective advisors and (ii) assisting the Purchaser with the timely preparation of presentations, memoranda or other documentation reasonably requested in connection with the Required Approval Matters.

6.13 Antitrust Filings. The Purchaser has filed notification of the business combination under the provisions of the HSR Act with the Antitrust Division of the DOJ and the FTC on September 23, 2019. Early termination of the waiting period under the HSR Act was granted on September 27, 2019. Purchaser has not made nor is it aware of any other filings or notifications that have to be made with any Authority. If required, each of the Seller (and its Affiliates, if applicable), on the one hand, and the Purchaser (and its Affiliates, if applicable), on the other hand, will promptly file comparable pre-merger or post-merger notification filings, forms and submissions that are required by other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each of the Seller and the Purchaser will use commercially reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may reasonably be required in order to make such filings; (C) promptly respond to any request for additional information relating to such filings from the Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all reasonable action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to any other Antitrust Laws applicable to the transactions contemplated by this Agreement; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the transactions contemplated by this Agreement, in each case as soon as practicable, subject to the terms and conditions of this Agreement. Each of the Seller (and its Affiliates, if applicable), on the one hand, and the Purchaser (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Authority regarding the transactions contemplated by this Agreement in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any Authority with respect to the transactions contemplated by this Agreement pursuant to any Antitrust Laws applicable to the transactions contemplated by this Agreement, then such party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party will provide the other party in advance, with a reasonable opportunity for review and comment thereon, copies of any proposed communication with any Authority relating to the review under any Antitrust Law of the transactions contemplated hereby. No party shall participate in any material communication or meeting with any Authority relating to the review under any Antitrust Law of the transactions contemplated hereby, unless the party gives the other party reasonable advance notice of such meeting or communication and, unless prohibited by the relevant Authority, permits the other party to attend and participate therein. Nothing in this Agreement obligates the Purchaser, the Seller, or any of their respective Affiliates, as applicable, to agree to or implement (i) any divestiture, holding separate, sale, license, or other disposition of any assets, businesses, or operations of the Purchaser, its Affiliates, or the Group Companies; or (ii) any modification, restriction, limitation, or other restraint or condition upon any assets, businesses, or operations of the Purchaser, its Affiliates, or the Group Companies. Any such measures to which the Purchaser agrees that affect the assets, businesses, or operations of the Group Companies shall be conditioned upon the prior occurrence of the Closing. The Purchaser (and its Affiliates, if applicable) agrees that, between the Original Agreement Date and the Closing, it shall not, and shall not permit any of its Affiliates to, take any action, including but not limited to entering into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person, that would likely prevent or materially delay obtaining any required consents pursuant to any Antitrust Laws applicable to the transactions contemplated by this Agreement.

6.14 Reasonable Efforts to Obtain Consents. The Seller shall cause the Group Companies to use commercially reasonable efforts to obtain each of the third party consents identified on Schedule 6.14 as promptly as practicable hereafter.

6.15 Tax Matters.

(a) Cooperation. The Purchaser, the Seller and their Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Group Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party. Each of Purchaser, the Group Companies and Seller shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(b) Tax Returns for Pre-Closing Tax Periods Filed before the Closing. The Seller shall prepare or cause to be prepared all Tax Returns for the Group Companies that solely relate to Pre-Closing Tax Periods to be filed before the Closing, and shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authority) of such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Group Companies’ past practices, as applicable, except to the extent required by applicable Law. Such Tax Returns shall be true and correct and completed in accordance with applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Purchaser), shall be provided to the Purchaser for its review and comment at least thirty (30) days before the due date for filing such Tax Returns (including extensions) and Seller shall reasonably and in good faith consider revisions to such Tax Return as are requested by Purchaser. Any disagreement between Purchaser and Seller shall be resolved by the Independent Expert. All Taxes shown on such Tax Returns shall be paid by the Group Companies as and when required by applicable Law.

(c) Tax Returns for Pre-Closing Tax Periods Filed After the Closing. Subject to Section 6.15(d), the Purchaser shall prepare or cause to be prepared all Tax Returns solely relating to all Pre-Closing Tax Periods required by applicable Law to be filed by the Group Companies after the Closing Date to the extent not described in Section 6.15(b) above. If any such Tax Returns would have the effect of increasing the liability of the Seller for Taxes, either directly, as a result of an indemnification obligation pursuant to this Agreement, or otherwise (“Seller Tax Items”), then the Purchaser shall provide such Tax Returns to the Seller for its review and comment at least thirty (30) days prior to the date such Tax Returns are required to be filed. The Purchaser shall reasonably and in good faith consider revisions to such Tax Return as are requested by Seller to the extent such comments relate to Seller Tax Items. Any disagreement between Purchaser and Seller shall be resolved by the Independent Expert. Not later than five (5) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to this Section 6.15(c), the Seller shall pay to Purchaser the amount of Taxes included in such Tax Returns (unless otherwise taken into account as an adjustment to the Closing Payment Shares).

(d) Preparation and Filing of Tax Returns for Straddle Periods. In the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll of the Group Companies for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Group Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Group Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Purchaser shall cause the Group Companies to prepare and file, or cause to be prepared and filed, all Tax Returns for the Group Companies for the Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Group Companies’ past practices, as applicable, except to the extent required by applicable Law. Purchaser shall permit the Seller to review and comment on each such Straddle Period Tax Return prior to filing it, to the extent that such Straddle Period Tax Return relates to Seller Tax Items, and Purchaser shall reasonably and in good faith consider such revisions to such Straddle Period Tax Return as are requested by Seller. Not later than five (5) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to this Section 6.15(d), the Seller shall pay to Purchaser the amount of Taxes included in such Tax Returns that are allocable to the pre-Closing portion of a Straddle Period pursuant to the provisions of this Section 6.15(d) (unless otherwise taken into account as an adjustment to the Closing Payment Shares). Any disagreement between the Purchaser and the Seller as to the allocation of Tax items pursuant to this Section 6.15(d) shall be resolved by the Independent Expert.

(e) Tax Refunds. (A) The Seller shall be entitled to any Tax refunds or credits (that result in an actual reduction in cash Taxes) that are received by the Purchaser or the Group Companies attributable to Taxes paid by the Seller or the Group Companies with respect to any Pre-Closing Tax Period or any Taxes for which the Seller has indemnified the Purchaser; provided, that Sellers shall not be entitled to any such Tax refunds or credits to the extent that (i) such Tax refunds or credits are taking into account in calculating the Closing Payment Shares, (ii) such Tax refunds or credits result from a loss carry-back from a Post-Closing Tax Period, or (iii) such Tax refunds or credits are used by Purchaser to recover its right to indemnity pursuant to this Agreement. The Purchaser shall pay, or cause to be paid, over to the Seller any such refund or the amount of any such credit, net of any costs incurred by Purchaser in obtaining such Tax refunds or credits, within five (5) Business Days after actual receipt of such refund or actual realization of such credit against Taxes. Purchaser and Seller will equitably apportion any Tax refunds or credits (including any interest received thereon) received or realized with respect to Taxes imposed on or with respect to any Group Company for a Straddle Period in a manner consistent with the principles set forth in Section 6.15(d). If any such Tax refund or credit in respect of which a party made a payment to the other party pursuant to this Section 6.15(e) is subsequently disallowed or reduced, such other party shall promptly repay the amount of such Tax refund or credit received, to the extent disallowed or reduced, to the party that made such payment, together with any interest, penalties or other charges imposed thereon by the applicable Taxing Authority. After the Closing, the Purchaser shall cause the Group Companies to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits, provided that Purchaser shall not be required to prosecute any claims related to Tax refunds or credits if Purchaser reasonably determines it would increase the Tax Liabilities of a Group Company in a Post-Closing Tax Period or otherwise result in any other material adverse Tax consequences to Purchaser, any Group Company, or any of their Affiliates.

(f) Tax Contests. The Purchaser shall promptly notify the Seller upon receipt of any written notice of any Tax Contest which could give rise to Seller Tax Items. Following the Closing, Purchaser shall have the right in its sole discretion to control the conduct of, and to settle, any such Tax Contest. The Seller may elect to participate in the conduct of any such Tax Contest at its own expense. The Purchaser shall provide copies of all written correspondence with the applicable Taxing Authority with respect to such Tax Contest, and shall not settle or compromise such Tax Contest without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed. To the extent this Section 6.15(f) conflicts with any other provision of this Agreement, this Section 6.15(f) shall control.

(g) Transfer Taxes. Any sales, use, value added, stamp duty, transfer, or other similar Taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser, other than any Transfer Taxes payable in connection with the Reorganization, which shall be borne by the Seller. Unless otherwise required by applicable Law, Seller or any of its Affiliates, at their sole expenses, will be responsible for preparing and filing applicable Tax Returns with respect to Transfer Taxes. Seller shall timely file all such Tax Returns as required by applicable Law and within ten (10) Business Days of filing thereof, Seller shall furnish to Purchaser a copy of all such Tax Returns and a copy of a receipt showing payment of any such Transfer Tax. The Purchaser shall cooperate prior to filing such Tax Returns with respect to Transfer Taxes. The Purchaser or any of its Affiliates, at their sole expense, will timely file all Tax Returns with respect to Transfer Taxes required to be filed by Purchaser or any of its Affiliates and will furnish to Seller a copy of all such Tax Returns and a copy of a receipt showing payment of any such Transfer Taxes within ten (10) Business Days. To the extent that the Purchaser or the Seller, as applicable, pays any Transfer Taxes, the other party shall promptly reimburse the paying party for fifty percent (50%) the amounts so paid. If the Purchaser or the Seller, as applicable, receives any Tax refund in cash applicable to a Transfer Tax paid or reimbursed by another party, the receiving party shall promptly (and in any event within fifteen (15) Business Days) pay fifty percent (50%) of such amounts to the other party. For the avoidance of doubt, Transfer Taxes shall not include any withholding Tax imposed in connection with the PRC Indirect Transfer Rules.

(h) Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving any Group Company shall be terminated as of the Closing Date such that, after the Closing Date, no Group Company shall be bound thereby or have any Liability thereunder with respect to a Post-Closing Tax Period.

(i) Prohibited Actions. Except as otherwise required by Law, without the prior written consent of the Seller, the Purchaser shall not, nor shall it permit any Affiliate (including the Group Companies) to: (i) file, re-file, supplement, or amend any Tax Return of the Companies for any Pre-Closing Tax Period, (ii) file any voluntary disclosure agreement or participate in any arrangement similar to a voluntary disclosure agreement regarding any Taxes or Tax Returns of the Group Companies for any Pre-Closing Tax Period, or (iii) waive or otherwise compromise any right to refund with respect to any Pre-Closing Tax Period (except to the extent permitted by Section 6.15(f). Without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed, the Purchaser shall not, nor shall it permit any Affiliate (including the Group Companies) to file any election pursuant to Section 336 or 338 of the Code.

6.16 Compliance with SPAC Agreements. The Seller and the Purchaser shall comply with each of the applicable agreements entered into by the Purchaser in connection with the IPO and included as an exhibit in the Purchaser’s most recently filed annual report on Form 10-K, including that certain registration rights agreement, dated as of November 16, 2017 by and between the Purchaser and the investors named therein. The Purchaser shall use commercially reasonable efforts to cause the parties to that certain letter agreement, dated November 16, 2017, by and between the Purchaser and the insiders named therein (the “Letter Agreement”) to comply with the terms of the Letter Agreement.

6.17 Confidentiality. Each of the Seller, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives, and the Seller shall cause the Group Companies, to hold in strict confidence, unless required or compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement, including in each case the existence of this Agreement and the transactions contemplated hereby or any negotiations or discussions with respect thereto (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired on a non-confidential basis from another source, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall, to the extent permitted by applicable Law, give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information that is so required to be disclosed. The parties acknowledge that some previously confidential information will be required under applicable Law to be disclosed in the Proxy Statement.

6.18 Directors’ and Officers’ Tail Policy. Prior to the Closing, the Purchaser shall obtain as of the Closing Date “tail” insurance policies reasonably acceptable to the Seller extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those Persons who are currently covered by the applicable Group Company’s and the Purchaser’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the Original Agreement Date by, or for the benefit of, the applicable Group Company and the Purchaser, as applicable. This Section 6.18 is intended to be for the benefit of, and will be enforceable by, those Persons who are currently covered by the applicable Group Company’s and the Purchaser’s directors’ and officers’ liability insurance policies and their respective heirs, legatees, representatives, successors and assigns.

6.19 Amending Governing Documents.

(a) At the Purchaser Stockholder Meeting, the Purchaser shall cause the Existing Charter to be amended in the form of the Charter Amendment.

(b) At the Closing, the Purchaser shall cause the Existing Charter (as amended by the Charter Amendment) and Existing Bylaws to be amended and restated in their entirety in the forms of the Amended and Restated Charter and the Amended and Restated Bylaws, respectively (among other things that the Purchaser deems necessary to reflect the consummation of the transactions contemplated by this Agreement, including the change of Purchaser’s name to Blue Impact Inc.).

6.20 Earnout. Following the Closing, the parties shall comply with the provisions of Article III.

6.21 Retention of Closing Payment Shares. At all times during the Survival Period, the Seller will ensure that the Closing Payment Shares are available to the Seller to serve as a potential source to satisfy any potential indemnification obligations of the Seller hereunder.

6.22 Extension.

(a) In connection with this Agreement and the transactions contemplated hereby, on August 14, 2019, the Purchaser filed with the SEC a Proxy Statement calling a special meeting of the Purchaser Common Stockholders (the “Extension Stockholders Meeting”), which was held on October 22, 2019, seeking the approval of the Purchaser Common Stockholders to (i) amend the Original Charter (the “Original Charter Amendment”) to extend the date by which the Purchaser has to consummate a “Business Combination” through May 20, 2020, provided that such extension shall initially be through December 21, 2019 (the “Initial Extension Date”) and thereafter it shall be extended by the Purchaser at its option and/or at the Seller’s request up to five times, initially to January 21, 2020 and thereafter by additional 30 days periods ending on May 20, 2020 (such Initial Extension Date and any subsequent 30 days periods, the “Outside Extended Date”), (ii) amend the Trust Agreement (the “Extension Trust Amendment”) to extend the date on which to commence liquidating the Trust Account in the event Purchaser has not consummated a “Business Combination” by the extended date and to make any other amendments as may be necessary and (iii) any other matters that would be required to be presented at the Extension Stockholders Meeting (such proposals being an “Extension”). The Purchaser Common Stockholders approved the Extension at such special meeting.

(b) Following the Original Agreement Date, the Purchaser and Seller agreed that in the event that the Extension is approved by the Purchaser Common Stockholders pursuant to Section 6.22(a), the Seller shall provide a loan (the “Initial Loan”) to the Purchaser in an amount equal to (i) the product of (A) $0.03, multiplied by (B) the number of Purchaser Class A Common Shares outstanding on the date of the Initial Loan that were not redeemed prior to such date, plus (ii) the loan amount specified in a certificate to the Seller signed by the Chief Executive Officer of the Purchaser (the “CEO Certificate”), certifying that the Purchaser has reasonably determined that such loan amount is necessary to be loaned from the Seller to the Purchaser for it to be able to pay any further costs and expenses and continue operations through the earlier of the Closing or the Outside Extended Date, taking into account all cash resources available to the Purchaser at the relevant time from any source, including any amounts available from the Trust Fund and any interest payments available in connection therewith (the “Certified Costs and Expenses”), which loan amount shall not exceed $100,000. Following the approval of the Extension by the Purchaser Common Stockholders, the Seller provided the Initial Loan in the total amount of $979,155.40.

(c) In the event that after the Initial Loan the Purchaser elects at its option (subject to provisos (i) and (ii) below) and/or the Seller requests that the Purchaser extend the then-current Outside Extended Date by an additional 30 days in accordance with Section 6.22(a), then the Purchaser shall so extend the Outside Extended Date and the Seller shall provide a loan (each, an “Additional Loan” and together with the Initial Loan and any other Additional Loans, the “Seller Loans”) to the Purchaser in an amount not to exceed one million dollars (US$ 1,000,000) per Additional Loan, including Certified Costs and Expenses; provided that (i) the Purchaser delivered to the Seller a CEO Certificate, which CEO Certificate shall be delivered by the Purchaser to the Seller and accepted by Seller prior to the Purchaser’s or Seller’s determination whether or not to effect or request (as applicable) extension of the then-current Outside Extended Date and (ii) the total amount of Certified Costs and Expenses included in all CEO Certificates delivered by Purchaser with respect to all of Seller’s Loans shall not exceed $300,000). For the avoidance of doubt, each Additional Loan may be used by the Purchaser to pay any of its further costs and expenses and continue operations through the earlier of the Closing or the Outside Extended Date, whether consisting of contributions to the Trust Account in respect of the Extension or otherwise. The Seller Loans will be repayable by the Purchaser at the Closing or upon consummation of any initial business combination. The Seller Loans will be forgiven by the Seller if the Closing does not occur and the Trust Account liquidates, except to the extent of any funds that are available to the Purchaser (i) after such liquidation in accordance with the Trust Agreement, or (ii) from any other source.

(d) If the Purchaser Common Stockholders approve the Extension at the Extension Stockholders Meeting, the parties hereto shall make any and all necessary amendments to this Agreement to reflect the Extension, subject to Section 11.2.

6.23 Incapacitation of Purchaser CEO. If prior to Closing the Purchaser CEO shall have become Incapacitated, the Purchaser and the Seller shall cooperate in good faith to identify and agree upon and engage an alternative individual to serve as the chief executive officer of the Purchaser from and after the Closing.

6.24 Blue Impact Warrant Tender Offer. The Purchaser and the Seller agree that after the Closing they shall pursue the possibility of effecting a tender offer, pursuant to Regulation M-A under the Exchange Act, for all outstanding warrants of Blue Impact (which, prior to the Closing, were Purchaser Warrants) (the “Blue Impact Warrant Tender Offer”), and, if such Blue Impact Warrant Tender Offer would benefit all of Blue Impact’s stockholders, the Purchaser (through its director nominees) and the Seller will determine whether to recommend that the board of directors of Blue Impact commence such Blue Impact Warrant Tender Offer, provided, that the parties acknowledge and agree that the Blue Impact board of directors shall, in its sole discretion, determine whether to pursue such Blue Impact Warrant Tender Offer and its terms.

6.25 Purchaser Board of Directors.

(a) Prior to the Purchaser Stockholder Meeting, the Purchaser shall cause the size of the Purchaser Board to be increased from six (6) directors to eleven (11) directors.

(b) Prior to the Purchaser Stockholder Meeting, the Purchaser shall cause each member of the Purchaser Board in office immediately prior to the Purchaser Stockholder Meeting to tender an irrevocable conditional written resignation as a member of the Purchaser Board, contingent, and effective immediately, upon approval of the Required Approval Matters (except for the election of directors to the Purchaser’s Board) at the Purchaser Stockholder Meeting.

Article VII
CONDITIONS TO CLOSING

7.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise prevent the consummation thereof or (ii) issued or granted any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation thereof. No legal proceeding or investigation known to the parties to have been commenced by a governmental Authority and seeking any aforementioned Law or Order shall be pending.

(b) All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or been terminated and any Governmental Approval applicable to the transactions contemplated by this Agreement required under any other Antitrust Laws, if any, shall have been obtained.

(c) The Purchaser Required Vote shall have been obtained at the Purchaser Stockholder Meeting.

(d) The Reorganization shall have been completed in accordance with the terms of this Agreement, which shall mean that (i) the Post Restructuring Structure diagram set forth on Annex A is true and correct and (ii) all relevant Reorganization steps set forth on Annex A have been completed, in each case in all material respects.

(e) The Purchaser shall have at least US$5,000,001 of net tangible assets upon consummation of the Closing (which amount shall not include any amounts contributed by the Seller or by investors or financing introduced or procured by the Seller).

(f) The Purchaser CEO shall have executed an employment agreement with the Purchaser, effective as of the Closing, unless at or prior to the Closing the Purchaser CEO shall have become Incapacitated.

7.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Seller shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Seller contained in this Agreement and in any certificate delivered by the Seller pursuant hereto shall be true and correct at and as of the Closing Date as if made at and as of such date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Group Material Adverse Effect, and provided that in each case in that to the extent such representation or warranty is made in Article IV only as of a specific date, such representation or warranty shall speak only as of such specific date.

(c) Since the Original Agreement Date, no Company Group Material Adverse Effect shall have occurred and be continuing.

(d) The Purchaser shall have received a certificate signed by an authorized representative of the Seller certifying that each of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) The Purchaser shall have received a certificate signed by an authorized representative of the Seller, attaching and certifying to the accuracy of the following: (i) copies of the Memorandum and Articles of Incorporation of the Company, and (ii) copies of resolutions duly adopted by the boards of directors of the Seller and the Company authorizing, as applicable, this Agreement and the transactions contemplated hereby and thereby.

(f) Each of the Additional Agreements shall have been duly executed (in each case, in the form attached to this Agreement) and delivered to the Purchaser by the parties thereto other than the Purchaser and any Affiliate thereof, if applicable, and such Additional Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) The Company shall have the Minimum Company Cash at the time of Closing.

(h) The Seller shall have delivered to the Purchaser the Madhouse Settlement Letter, fully executed by each of the Madhouse Settlement Parties.

(i) The Seller shall have delivered to the Purchaser the September 30 Audited Financial Statements.

(j) The Purchaser shall have received certificates representing the Purchased Shares, and the Company’s register of members (maintained by the Company in accordance with the Companies Law of the Cayman Islands) shall have been updated to reflect the transfer of the Purchased Shares to the Purchaser.

7.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Closing is subject to the satisfaction, or the waiver by the Seller at its sole and absolute discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Purchaser contained in this Agreement (except in Section 5.10) and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, provided that in each case to the extent such representation or warranty is made in Article V only as of a specific date, such representation or warranty shall speak only as of such specific date and (ii) the representations and warranties of the Purchaser contained in Section 5.10 shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date.

(c) Since the Original Agreement Date, no Purchaser Material Adverse Effect shall have occurred and be continuing.

(d) The Seller shall have received a certificate signed by either the chief executive officer or the chief financial officer of the Purchaser certifying (i) that each of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied and (ii) the resolutions of the Purchaser Board authorizing the execution and delivery of this Agreement, the Additional Agreements and the consummation of the transactions contemplated by this Agreement.

(e) Each of the Additional Agreements shall have been duly executed (in each case, in the form attached to this Agreement) and delivered to the Seller and the Group Companies by the parties thereto other than the Seller and the Group Companies and any Affiliate thereof, if applicable, and such Additional Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) The Investor Rights Agreement shall have been duly executed by (i) all of the Investors (as defined in the Investor Rights Agreement); and (ii) the total number of shares of Common Stock Beneficially Owned as of the Closing by (x) the Investors in the aggregate and (y) the Seller, shall be equal to or greater than the Threshold Amount (as defined in the Investor Rights Agreement).

(g) The Seller shall have received a certificate or certificates signed by the corporate secretary of the Purchaser attaching and certifying to the accuracy of the following: (i) a copy of the Existing Charter as in effect immediately prior to the Purchaser Stockholder Meeting and a copy of the Charter Amendment as will be in effect at the Purchaser Stockholder Meeting; (ii) a copy of the Existing Charter (as amended by the Charter Amendment) and Existing Bylaws as in effect immediately prior to the Closing and a copy of the Amended and Restated Charter and Amended and Restated Bylaws as will be in effect immediately after the Closing; (iii) copies of the irrevocable conditional written resignation of each member of the Purchaser Board in office immediately prior to the Purchaser Stockholder Meeting; and (iv) copies of resolutions duly adopted by the Purchaser Board authorizing, adopting and declaring advisable this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Charter Amendment, the Amended and Restated Charter, the Amended and Restated Bylaws and the increase of the size of the Purchaser Board to eleven (11).

(h) The Purchaser shall have adopted an equity incentive plan, in the form approved at the Purchaser Stockholder Meeting, with a number of Awards (as defined therein) issuable by the Purchaser pursuant thereto corresponding the number of Purchaser Class A Common Shares representing 7.5% of the share of capital stock of the Purchaser on the Closing Date.

(i) From the Original Agreement Date until the Closing, the Purchaser shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser.

(j) The Purchaser shall have issued the Closing Payment Shares, in book entry form, to the Seller.

(k) The Purchaser shall have paid the Madhouse Purchase Price in cash by wire transfer of immediately available funds to an account or accounts designated by the Madhouse Founder Company.

(l) The funds contained in the Trust Account (after giving effect to the disbursements contemplated by Section 6.7), together with any additional funds obtained by the Purchaser, shall equal or exceed US$120,000,000 plus all accrued interest available to the Purchaser as of the Closing Date and all such funds shall have been contributed to the Purchaser and credited to the Purchaser’s bank account. All such funds contained in the Trust Account shall be free and clear of all Liens, freely usable by the Purchaser and not subject to restrictions or limitations on use or distribution by Law or Contract. The Purchaser shall provide to the Seller reasonable documentation of the funds contained in the Trust no later than three (3) Business Days prior to the Closing Date.

(m) (i) The Purchaser shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser to be released to the Purchaser at the Closing; (ii) all of such funds in the Trust Account available to the Purchaser shall be released to the Purchaser for the payments described in Section 6.7 and Section 7.3(j); and (iii) there shall be no Action pending or threatened by any Person (not including the Seller and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Purchaser Material Adverse Effect.

Article VIII
INDEMNIFICATION

8.1 Indemnification of the Purchaser. Subject to Sections 8.4 and 8.7 and the other provisions of this Article VIII, from and after the Closing Date, the Indemnifying Party hereby agrees to indemnify, defend and hold harmless the Purchaser and its Controlled subsidiaries (including, following the Closing, the Group Companies), their respective Representatives and the heirs, executors, successors and assigns of any of the foregoing (the “Indemnified Party”), against and in respect of any and all losses, interest, penalties, costs, expenses, Actions, Liabilities, Taxes, judgments, deficiencies or damages but for the avoidance of doubt not including any such amounts incurred in connection with any indemnification claim hereunder by the Indemnified Party to the extent that the Indemnified Party is not successful in such claim (all of the foregoing collectively, “Losses”) paid, suffered, incurred or sustained by, or imposed upon the Indemnified Party to the extent arising in whole or in part out of or as a result of or in connection with (whether or not involving a Third Party Claim):

(a) the failure of any representation or warranty of the Seller contained herein to be true and correct as of the Original Agreement Date and as of the Closing Date as if made at the Closing;

(b) any breach of any covenant, agreement or undertaking made by the Seller or, with respect to any periods prior to the Closing Date, any Group Company, in this Agreement or any Additional Agreement;

(c) any amounts owing to the Purchaser pursuant to Section 2.8;

(d) any pre-Closing Indebtedness of the Group Companies other than the Assumed Indebtedness;

(e) the Special Tax Indemnity; or

(f) the Reorganization Tax Indemnity.

8.2 Survival of Indemnification Rights. (a) All representations and warranties of the Seller contained in this Agreement shall survive the Closing through and until the third anniversary of the Closing Date (the “General Survival Period”), (b) all covenants, obligations and agreements of the Seller contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations shall survive the Closing and continue until fully performed in accordance with their terms, (c) the Special Tax Indemnity shall survive the Closing through and until the tenth anniversary of the Closing, and (d) the Reorganization Tax Indemnity shall survive the Closing and shall be effective from the third anniversary of the Closing through and until the fifth anniversary of the Closing. If written notice of a claim for breach of any representation or warranty has been delivered to the Indemnifying Party before the expiration of the General Survival Period, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

8.3 Payment by the Indemnifying Party.

(a) Any amounts owing to the Indemnified Party hereunder after Final Resolution of any claim for indemnification pursuant to this Article VIII (a “Claim”) shall be paid as follows:

(i) if Final Resolution of a Claim occurs prior to the finalization of the Earnout Statement, or if it is determined pursuant to Section 3.1 that no Earnout Payment is due hereunder, then any amounts owing to the Indemnified Party in connection with such Claim shall be resolved via a payment of cash by wire transfer of immediately available funds from the Indemnifying Party to the Indemnified Party within ten (10) Business after the after Final Resolution; or

(ii) if Final Resolution of a Claim occurs following the finalization of the Earnout Statement, and it is determined pursuant to Section 3.1 that an Earnout Payment is due hereunder, then the Indemnifying Party may, in its sole discretion, elect to resolve any amounts owing to the Indemnified Party in connection with such Claim via either (A) a payment of cash by wire transfer of immediately available funds, or (B) a payment of a combination of cash, Purchaser Class A Common Shares or reduction of any subordinated note due to Seller thereunder, in the same proportion as received by the Seller in the Earnout Payment (and in which case the value of each transferred Purchaser Class A Common Share shall be calculated in the same manner as set forth in the Earnout Provisions), in each case within ten (10) Business after the after Final Resolution.

(b) All payments pursuant to this Article VIII will be subject to the limitations set forth in Section 8.4.

8.4 Limitations and General Indemnification Provisions:

(a) Notwithstanding anything to the contrary in this Agreement:

(i) the Indemnified Party shall not be entitled to any Losses under a Claim pursuant to Section 8.1(a), Section 8.1(b) or Section 8.1(d) unless and until the aggregate amount of all Losses under all Claims of the Indemnified Party made pursuant to such sections exceeds US$3,000,000 (the “Deductible”), at which time those additional Losses incurred exceeding and excluding the amount of the Deductible shall be subject to indemnification hereunder, provided, however, that the limitations set forth in this Section 8.4(a)(i) shall not apply to any Fraud Claims;

(ii) the Indemnifying Party’s aggregate Liability for indemnification pursuant to Section 8.1(a), Section 8.1(b) and Section 8.1(d) shall not exceed US$50,000,000 (the “Cap”), including the valuation of any Purchaser Class A Common Shares used for payment of any Claim pursuant to and in accordance with Section 8.3, provided, however, that the limitations set forth in this Section 8.4(a)(ii) shall not apply to any Fraud Claims;

(iii) The Indemnifying Party’s aggregate liability pursuant to Section 8.1(c) shall not exceed any amount due by Seller to Purchaser pursuant to 2.8(e)(ii).

(iv) From the third anniversary of the Closing through the fifth anniversary of the Closing, (A) the Indemnified Party shall not be entitled to any Losses under a Claim pursuant to Section 8.1(f) unless and until the aggregate amount of all Losses under all Claims of the Indemnified Party made pursuant to such section exceeds US$500,000, at which time those additional Losses incurred exceeding and including US$500,000 shall be subject to indemnification hereunder, and (B) the Indemnifying Party’s aggregate Liability for indemnification pursuant to Section 8.1(f) shall not exceed an amount equal to US$5,000,000, including the valuation of any Purchaser Class A Common Shares used for payment of any Claim pursuant to and in accordance with Section 8.3, provided, however, that in each case the limitations set forth in this Section 8.4(a)(iv) shall not apply to any Fraud Claims;

(v) in no event shall any Loss be recoverable under the terms of this Agreement to the extent it consists of or is based upon punitive, special or exemplary damages, except to the extent awarded to a third party in connection with a Third Party Claim; and

(vi) after the expiration of the survival periods set forth in Section 8.2, as applicable, the Indemnifying Party shall have no further Liability for indemnification pursuant to this Article VIII other than with respect to Claims already made as provided in this Article VIII.

(b) Promptly after the Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any breach of any representation, warranty or covenant of the Seller contained in this Agreement or any other claim for indemnification pursuant to this Article VIII, the Indemnified Party shall take all commercially reasonable steps to mitigate and minimize all Losses that could result from or relate to such breach or claim. All indemnification payments made pursuant to this Agreement shall be treated by the parties as a purchase price adjustment for Tax purposes to the extent permitted by applicable Law. To the extent the Indemnified Party recognizes any net Tax Benefits as a result of any Losses in the taxable year of such Indemnified Party in which such indemnity payment is made (or, if applicable, a prior taxable year), the Indemnified Party will pay the amount of such Tax Benefits to the Indemnifying Party within thirty (30) days of such Tax Benefits being recognized by the Indemnified Party (to the extent such Tax Benefits are recognized prior to the payment of the Losses, the amount of the Losses will be reduced by the amount of the Tax Benefit actually recognized). For this purpose, the Indemnified Party will be deemed to recognize a Tax Benefit (the “Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the Losses, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the Losses.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not have any liability or indemnification obligation for any Taxes of the Group Companies (i) resulting from any action taken on the Closing Date after the Closing by the Purchaser or any of its Affiliates (including the Group Companies) that is outside the ordinary course of business or (ii) that are incurred in or relate to a Post-Closing Tax Period (as determined under the principles set forth in Section 6.15(d)).

(d) Notwithstanding anything contained herein to the contrary, solely for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement will be read without regard and without giving effect to the terms “material” or “Company Group Material Adverse Effect” or similar phrases contained in such representation or warranty which have the effect of making such representation and warranty less restrictive (as if such word or qualification were deleted from such representation and warranty).

(e) The Indemnified Party shall not be entitled to indemnification for Losses suffered by it if, and to the extent, it (including Purchaser) has already been fully compensated with respect to the underlying circumstances relating to such Losses in a post-Closing adjustment under Section 2.8 or otherwise under this Agreement.

8.5 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) In the event the Indemnified Party desires to make a Claim, the Purchaser shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party, setting forth (i) the nature of and factual and legal basis for the Claim in reasonable detail and (ii) the aggregate amount of Losses for which indemnification is being sought that have been incurred, or to the extent not yet incurred, a good faith estimate of the amount of such Losses reasonably expected to be incurred (the “Claim Amount”). Any Claim Amount or any other matter set forth in a Claim Notice will be deemed to be finally resolved for purposes of this Article VIII when (A) resolved by a written agreement executed by the Purchaser and the Seller or (B) resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator (clauses (A) and (B), together, a “Final Resolution”).

(b) The Indemnified Party shall give the Indemnifying Party, as applicable, prompt notice (and within no more than 10 days) of any Third Party Claim with respect to which the Indemnified Party seeks indemnification pursuant to Section 8.1 (a “Third Party Claim Notice”), which shall include the same information as a Claim Notice. The failure to give the Third- Party Claim Notice shall not impair any of the rights or benefits of the Indemnified Party to indemnification under this Article VIII, except to the extent such failure actually prejudices any right, defense or claim available to the Indemnifying Party with respect to such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received from the counterparty in such third party Action by the Indemnified Party relating to the claim.

(c) The Indemnifying Party shall have the right to exercise full control of the defense, compromise or settlement of any Third Party Claim by written notice to the Purchaser within sixty (60) days of delivery of the Third Party Claim Notice. If the Indemnifying Party assumes the defense of any such Third Party Claim pursuant to this Section 8.5(c), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept reasonably informed by the Indemnifying Party and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to such Third Party Claim (including any impleaded parties) include the Indemnified Party and counsel for the Purchaser and the Indemnifying Party agrees that there is an actual conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense thereof, in which case the reasonable fees and expenses of such separate counsel shall be Losses eligible for submission in a Claim, subject to the other terms of this Article VIII. The Indemnifying Party shall seek the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) to any settlement or compromise of any Third Party Claim to the extent such settlement or compromise: (A) includes equitable relief against the Indemnified Party, (B) involves the resolution of criminal allegations against the Indemnified Party or (C) will impose liability that will not be satisfied in full by the Cap.

(d) To the extent the Indemnifying Party does not elect to assume the defense of any Third Party Claim pursuant to the terms of Section 8.5(c), the Purchaser may elect to conduct such defense, using legal counsel reasonably satisfactory to the Indemnifying Party. The Indemnified Party will not settle any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.6 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received. In the event that a recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Losses for which the Indemnified Party has already been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

8.7 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth otherwise, this Article VIII shall be the sole and exclusive remedy of the Indemnified Party from and after the Closing and shall be in lieu of any other remedies that may be available to the Indemnified Party under any other agreement or pursuant to any statutory or common law with respect to any Losses directly or indirectly resulting from or arising out of any claims arising under this Agreement or the transactions contemplated by this Agreement; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any Fraud Claims.

Article IX
DISPUTE RESOLUTION

9.1 Arbitration.

(a) The parties agree that any dispute, difference, claim, or controversy arising out of or relating to this Agreement (including the existence, meaning, effect, validity, termination, interpretation, performance, breach or termination thereof (including any action in tort, contract, equity, or otherwise) or enforcement of this Agreement), or any dispute regarding non-contractual obligations arising out of or relating to it shall (except as specifically set forth in Sections 2.8, 3.3 and 3.4 of this Agreement) be referred to and finally resolved by binding arbitration under the then current provisions of the rules of the American Arbitration Association in force when the notice of arbitration is submitted.

(b) The law of this arbitration clause shall be New York law.

(c) The seat of arbitration shall be New York, New York.

(d) The number of arbitrators shall be three. The Purchaser and the Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator (collectively the “Arbitrators”). None of the Arbitrators shall have any competitive interests with the Group Companies, the Seller or the Purchaser.

(e) The arbitration proceedings shall be conducted in English.

(f) The Arbitrators shall issue a written decision, setting forth findings of fact and conclusions of law. The Arbitrators shall have no authority to award punitive or other exemplary damages.

(g) The parties agree that all costs and expenses (including counsel fees) of any such arbitration shall be borne by the non-prevailing party, and the non-prevailing party waives its right to seek an order compelling the prevailing party to pay its portion of its costs and expenses (including counsel fees) for any arbitration. The determination of a majority of the Arbitrators shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrators may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrators to arbitrate any and all matters to be submitted to arbitration hereunder pursuant to the terms hereof. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the Arbitrators.

(j) This arbitration section shall survive the termination of this Agreement.

9.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article X
TERMINATION

10.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Closing (whether prior to or after the receipt of the Purchaser Required Vote) by mutual written agreement of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller, at any time prior to the Closing (whether prior to or after the receipt of the Purchaser Required Vote) if any permanent injunction or other permanent judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition of a governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement is in effect, or any action has been taken by any governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement or the Reorganization and has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if such prohibition or injunction was primarily due to the failure of such party to perform its obligations under this Agreement;

(c) by either the Purchaser or the Seller, at any time prior to the Closing (whether prior to or after the receipt of the Purchaser Required Vote), if the Closing has not occurred by 5:00 p.m., Eastern time, on the Outside Extended Date, it being understood that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any party whose action or failure to act (which action or failure to act constitutes a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Outside Extended Date; or (B) the failure of the Closing to have occurred prior to the Outside Extended Date;

(d) by either the Purchaser or the Seller, at any time prior to the Closing, if the Purchaser fails to obtain the Purchaser Required Vote at the Purchaser Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Required Approval Matters;

(e) by the Purchaser (whether prior to or after the receipt of the Purchaser Required Vote), if the Seller has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) is not cured by the earlier of (x) thirty (30) days following the Purchaser’s delivery of written notice of such breach or failure to the Seller and (y) the Outside Extended Date;

(f) by the Purchaser, if the Seller is unable for any reason to deliver the September 30 Audited Financial Statements by January 15, 2020; or

(g) by the Seller (whether prior to or after the receipt of the Purchaser Required Vote), if the Purchaser has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) is not cured by the earlier of (x) thirty (30) days following the Seller’s delivery of written notice of such breach or failure to the Purchaser and (y) the Outside Extended Date.

10.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The party terminating this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) must deliver prompt written notice thereof to the other party setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating party to the other party, except as otherwise provided in Section 10.1. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will be of no further force or effect without Liability of any party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such party) to the other party, as applicable, except (i) for fraud or intentional breach of this Agreement prior to or in connection with such termination and (ii) obligations under Article IX (Dispute Resolution), and Sections 11.1 (Notices), 11.4 (Publicity), 11.5 (Expenses) and 11.7 (Governing Law), and the Confidentiality Agreement, will each survive the termination of this Agreement.

Article XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Purchaser:

Address: 1308 Race Street Suite 200 Cincinnati, Ohio 45202
Attention: Darryl McCall
Telephone: +1 (505) 820-0412
Email: darrylmccall@legacyacquisition.com

With a copy to:

DLA Piper
Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450
Attention: Gerry Williams
Telephone: +1 (404) 736-7891
Email: Gerry.Williams@us.dlapiper.com

if to the Seller or the Group Companies or, following the Closing, the Purchaser:

Address: Bldg. C9-C, Universal Creative Park, 9, Jiuxianqiao North Rd.,

Chaoyang District, Beijing 100015, China

Attention: Xin Wang, Finance Department
Telephone: +86(10) 5647 8811
Email: wangxina@bluefocus.com

With copies to:

Greenberg Traurig LLP
Address: 200 Park Avenue, New York, New York 10166
Attention: Doron Lipshitz
Telephone: +1 (212) 801-3100
Email: lipshitzd@gtlaw.com

O’Melveny Myers LLP
Address: 2 Embarcadero Center, 27th Floor, San Francisco, CA 94111
Attention: Kurt Berney
Telephone: +1 (415) 984-8989
Email: kberney@omm.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.4 Publicity.

(a) Except as required by Law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto provided, however, that each party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each party shall, to the extent reasonably practicable, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

(b) The Seller and the Purchaser shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable federal securities Laws, which the Seller shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Seller and the Purchaser shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by federal securities Laws which the Seller shall have the right to review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each party shall, upon written request by any other party, furnish such other party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such report, statement, filing, notice or application.

11.5 Transaction Expenses. If the transactions contemplated herein are consummated, the Purchaser shall bear the Transaction Expenses (other than Taxes to the extent not contemplated in the definition of Transaction Expenses) of all parties in connection with this Agreement and the transactions contemplated hereby as provided herein.

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other party; provided, however, that without prior written consent, the Seller may assign any of its rights and delegate any of its obligations under this Agreement (on a full or partial basis, permanently or temporarily, or for one or more specific instances or circumstances) under this Agreement to any of its Affiliates.

11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.

11.8 Counterparts. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall constitute an original, but all of which taken together shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement together with the Additional Agreements sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral). No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation”; “or” means “and/or”; “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Group Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day that is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement and the Additional Agreements.

11.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. Reference is made to the final IPO prospectus of the Purchaser, dated November 17, 2017 (the “Prospectus”). The Seller has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Seller hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser; provided that (x) nothing herein shall serve to limit or prohibit the Seller’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for the Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Purchaser Stockholder Redemption, and (y) nothing herein shall serve to limit or prohibit any claims that the Seller may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a “Business Combination” as such term is defined in the Existing Charter (except such amounts that are paid or payable to stockholders of the Purchaser holding Purchaser Common Shares sold in the IPO who shall have elected to redeem their Purchaser Common Shares pursuant to the Existing Charter and any assets that have been purchased or acquired with any such funds).

11.15 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.15) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

LEGACY ACQUISITION, CORP.

By:	/s/ Edwin J. Rigaud
	Name:	Edwin J. Rigaud
	Title:	Chairman and Chief Executive Officer

Seller:

BLUE VALOR LIMITED

By:	/s/ He Shen
	Name:	He Shen
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Share Exchange Agreement]

SCHEDULE II

EARNOUT PROVISIONS

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Share Exchange Agreement (the “Agreement”) to which these Earnout Provisions are attached.

Section 1. Earn-out Calculation; Indemnity Offset:

The “Earnout Payment” is the amount determined in accordance with Section 2 based on the Madhouse EBITDA Average Annual Growth Rate for the three year performance period (i.e., calendar years 2020 – 2022), with the Earnout Payment subject to reduction or offset for:

(x) the Madhouse Increased Working Capital Deduction (if any); and

(y) any indemnifiable Losses in accordance with the provisions of Article VIII of the Agreement and to the extent not previously indemnified in cash.

As described in Section 6 below, Seller has assigned a portion of the Earnout Payment actually received in connection with formation of a long-term incentive plan.

Section 2. Earnout Payment; Certain Definitions:

The “Earnout Payment” is determined (before any reduction as provided in Section 1) based on the Madhouse EBITDA Annual Average Growth Rate in accordance with the following table:

Madhouse EBITDA Annual Average Growth Rate	Earnout Payment
< 5%	Zero
5%	$29,000,0000
> 5% but less than or equal to 15%	$29,000,000 plus the product of (i) $71,000,000 times (ii) (X minus 5%) divided by 10%)
15%	$100,000,000
> 15% but less than or equal to 25%	$100,000,000 plus the product of (i) $122,000,000 times (ii) (X minus 15%) divided by 10%)
25% or greater	$222,000,000

where, X = the Madhouse EBITDA Annual Average Growth Rate (expressed as a percentage rounded to the nearest 1/100th of 1%)

“Borrowed Indebtedness” means, without duplication, the sum of (i) Indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees) and (ii) obligations evidenced by notes, bonds, debentures or similar instruments.

“Designated Working Capital” means, as of any particular time, the difference, whether positive or negative, of (a) total current assets of Madhouse (excluding Cash) minus (b) total current liabilities of Madhouse, excluding the current portion of any Borrowed Indebtedness of Madhouse.

“Designated Working Capital Increase Related Interest Cost” means in respect of calendar year 2020, 2021 and 2022, as applicable, the result of (i) the excess, if any, of (a) the aggregate month-end Designated Working Capital balances for each month of such year divided by 12 over (b) $46,000,000 times (ii) the higher of (x) the Purchaser’s average annual bank borrowing rate for such year and (y) the average annual bank financing rate that Madhouse actually incurred in such year.

“Madhouse Adjusted EBITDA” means Madhouse’s earnings (calculated in accordance with U.S. GAAP) for calendar years 2019, 2020, 2021 and 2022, as applicable, plus (a) each of the following, but only to the extent deducted in determining such amount in such period and without duplication: (i) interest or finance expense of Madhouse, (ii) income Taxes for the period in question, surcharge Taxes and corporation Taxes of Madhouse, (iii) depreciation and amortization of Madhouse (including the depreciation or amortization of amounts incurred in connection with the transactions contemplated by the Agreement), (iv) non-operating expenses (including any extraordinary expenses and extraordinary losses), and (v) any expenses directly attributable to the transactions contemplated by the Agreement (including (x) Reorganization related expenses, (y) for avoidance of doubt, expenses or Taxes resulting from the assignment or payment to Madhouse management or employees of a portion of the Earnout Payment otherwise paid or payable to the Seller (whether pursuant to a long-term incentive plan established for such purpose or otherwise) and (z) cash amounts otherwise paid to acquire the 18.09% Madhouse Minority Interest not owned by the Seller as of the Agreement Date); minus (b) each of the following, but only to the extent such items increase Madhouse’s earnings for such period and without duplication: (i) interest income and (ii) non-operating income (including any extraordinary gains and any extraordinary income) and minus (c) the Designated Working Capital Increase Related Interest Cost (if any) for such period (beginning with calendar year 2020).

“Madhouse EBITDA Average Annual Growth Rate” is defined in, and determined in accordance with the provisions of, Section 3 below.

“Madhouse Increased Working Capital Deduction” means the excess, if any, of (i) the aggregate month-end Designated Working Capital balances for each calendar month during the 2020 – 2022 performance period divided by 36 over (ii) $46,000,000.

Section 3. Madhouse EBITDA Growth Rates.

The Madhouse EBITDA Annual Average Growth Rate in respect of the three-year measurement period from 2020 – 2022 and Madhouse EBITDA Annual Growth Rate with respect to each calendar year in such period shall be calculated as set forth in this Section 3.

Except as provided below, the “Madhouse EBITDA Annual Growth Rate” for calendar years 2020, 2021 and 2022, as applicable, equals (x) the excess (expressed as a percentage rounded to the nearest 1/100th of 1%) of (i) Madhouse’s Adjusted EBITDA for the year in question divided by (ii) Madhouse’s Adjusted EBITDA for the immediately prior year minus (y) 100%. For example, the calculation for calendar year 2020 is: 2020 Adjusted EBITDA/ 2019 Adjusted EBITDA minus 100%.

However, if the EBITDA Annual Growth Rate is negative in any of the three years in the measurement period, the denominator in the subsequent year’s EBITDA Annual Growth Rate calculation will be the greater dollar value of Madhouse Adjusted EBITDA for the two most recent prior years.

The “Madhouse EBITDA Annual Average Growth Rate” for the measurement period (expressed as a percentage rounded to the nearest 1/100th of 1%) equals the quotient of (i) the sum of the Madhouse EBITDA Annual Growth Rates for calendar years 2020, 2021 and 2022 divided by (ii) 3.

The following examples assume, among other things, 2019 Madhouse Adjusted EBITDA of $29 million and are provided for illustrative purposes only.

	Scenario A		Scenario B
Year	Madhouse’s Adjusted EBITDA	EBITDA Annual Growth Rate	Madhouse’s Adjusted EBITDA	EBITDA Annual Growth Rate
2019	$29.0M		$29.0M
2020	$33.3M	14.83%	$27.6M	(4.83)%
2021	$37.4M	12.31%	$37.0M	27.59	%(1)
And 2022	$43.4M	16.04%	$43.4M	17.30%
EBITDA Annual Average Growth Rate		14.39%		13.35%

(1)	Due to the negative EBITDA Annual Growth Rate in 2020 under Scenario B, the Madhouse EBITDA Annual Growth Rate for 2021 (expressed as a percentage) is calculated as: (i) 2021 Adjusted EBITDA divided by 2019 Adjusted EBITDA ($37.0/$29.0 million (or 127.59%)) minus (ii) 100% (or 27.59%).

Section 4. 2019 Madhouse Adjusted EBITDA; Earnout Statement.

(a) As soon as practicable (but in any event within forty-five (45) days) after the completion of the relevant audited consolidated financial statements for calendar year 2019, Purchaser’s CFO or Seller (if the Closing has not occurred prior to such date) will prepare and deliver to the other party a statement (constituting the “2019 Earnout Statement”) setting forth the calculation in reasonable detail of 2019 Madhouse Adjusted EBITDA.

(b) Subject to the timing requirements of Section 3.2 of the Agreement, following the completion of Purchaser’s audited financial statements for calendar year 2020, 2021 and 2022, the Purchaser’s CFO will prepare and deliver to the Seller a statement (constituting the “2020 Earnout Statement”, “2021 Earnout Statement” and “2022 Earnout Statement”, respectively) setting forth in reasonable detail:

(i) for the 2020 and 2021 Earnout Statement, Purchaser CFO’s determination of the relevant components and calculations proposed to be used in the determination of the Earnout Payment (as contemplated below) in conjunction with the delivery of the 2022 Earnout Statement; and

(ii) for the 2022 Earnout Statement,

(x) the Purchaser CFO’s determination of:

(1) the Earnout Payment (including the relevant components and calculations thereof);

(2) the offset, if any, with respect to any Madhouse Increased Working Capital Deduction; and

(3) any previously unpaid indemnifiable Losses that may be potentially offset against the Earnout Payment in accordance with the provisions of Article VIII of the Agreement; and

(y) subject to the provisions of Section 5 below, the proposed form of the Earnout Payment.

(c) The calculations and relevant amounts prepared or determined in accordance paragraph (a) and (b) above shall be based on, as applicable, Madhouse’s standalone balance sheet and income statement for the relevant period or date for 2019 and the 2020 – 2022 performance period as derived from the Purchaser’s audited financial statements (or, if applicable in respect of 2019, as derived Seller’s audited financial statements). The 2020 and 2021 Earnout Statements shall be for information purposes only. The 2019 Earnout Statement as delivered pursuant to paragraph (a) shall be binding on Purchaser and Seller except either party may dispute the calculation of and elect to resolve any related dispute with respect to 2019 Adjusted EBITDA by electing to follow the dispute procedures of Section 3.2 and 3.3 of the Agreement (applied as appropriate and including for avoidance of doubt the obligation to seek to first resolve the dispute between the parties through negotiation).

(d) Sections 3.2 and 3.3 of the Agreement contain, among others, provisions with respect to (i) the establishment of the Independent Director Committee, which shall be responsible for all determinations to be made by the Purchaser in connection with the Earnout Payment; (ii) the review by the Seller of the Earnout Statement; (iii) settlement on behalf of Purchaser of any disputes with Seller in respect to the Earnout Statement and (iv) the retention of and necessary access to work papers, information and personnel.

Section 5. Composition of Earnout Payment; Obligation to Obtain Cash Funding.

(a) If the VWAP for the Purchaser Common Shares for the ninety (90) trading days preceding and including December 31, 2022 (the “90-day VWAP”) is greater than or equal to $10.00 per share (adjusted for stock splits, combinations or the like after the Agreement Date), the Purchaser will have the option to make the Earnout Payment in Purchaser Common Shares (using the 90-day VWAP in calculating the number of shares to be delivered), in cash or in a combination thereof.

(b) If the 90-day VWAP is less than $10.00 per share (adjusted for stock splits, combinations or the like after the date of the Agreement), the Purchaser shall, to the extent it has available cash or the ability within 90 business days to obtain such cash, make the Earnout Payment in cash with any unpaid balance paid to the Seller in the form a subordinated note (subject to the provisions of this Section 5).

(c) If any portion of the Earnout Payment payable to the Seller is proposed to be paid other than in the form of Purchaser Common Shares, the Earnout Statement shall be accompanied by (i) the related funding plan with respect to the cash portion and (ii) if applicable, the terms of any Purchaser subordinated note.

(d) The Purchaser shall take such actions as may be reasonably required or requested by the Seller to promptly pay the Earnout Payment to the Seller in the Purchaser’s proposed or required form and to resolve any disputed indemnity claim (as provided in Article VIII of the Agreement). If there is any dispute with respect to any indemnifiable Losses proposed to offset the Earnout Payment in accordance with the provisions of Article VIII of the Agreement, the Purchaser will pay the undisputed amount of the Earnout Payment. Following resolution of any disputed Losses, any additional payment with respect to the Earnout Payment shall be made (i) if the 90-day VWAP was greater than or equal to $10.00 per share (adjusted for stock splits, combinations or the like after the Agreement Date), in the same proportion of cash and Purchaser Common Shares as the initial payment of a portion of Earnout Payment or (ii) if otherwise, first in cash and then in subordinated notes.

(e) To the extent the Purchaser elects to, or is required to, pay the Earnout Payment in cash, the Purchaser shall incur Borrowed Indebtedness on commercially reasonable terms sufficient to pay the proposed or required cash component; provided that the Purchaser shall not be so obligated to incur Borrowed Indebtedness if such borrowings would cause the Purchaser’s Leverage Ratio to exceed 4.0x Pro Forma Borrowed Indebtedness. If the Earnout Payment would cause the Purchaser’s Leverage Ratio to exceed 4.0x Pro Forma Borrowed Indebtedness, any excess amount due pursuant to the Earnout Payment shall be payable in (x) Purchaser Common Shares if Section 5(a) (VWAP greater than or equal to $10.00 per share) is applicable or (y) otherwise a subordinated promissory note provided it does not violate the terms, conditions or covenants of any existing debt facilities or other obligations or agreements that the Purchaser may have outstanding at the time. Any such subordinated promissory note will (i) have a term of no longer than four (4) years with at least 5% of the initial principal amount amortized annually over the life of the term, (ii) be priced based on an opinion (of a financial advisor to be reasonably acceptable to the Seller) of current market terms for comparable credits rated BBB- by S&P or Fitch, or rated Baa3 Moodys, (iii) have other mutually agreed terms consistent with a subordinated debt offering and (iv) be prepayable by the Purchaser at any time prior to the initial maturity without penalty.

“Leverage Ratio” means the ratio of (i) Pro Forma Borrowed Indebtedness to (ii) 2022 Adjusted EBITDA.

“Pro Forma Borrowed Indebtedness” means the Purchaser’s consolidated Borrowed Indebtedness as reflected on its December 31, 2022 audited balance sheet plus, without duplication, the aggregate amount of any (i) cash purchase price, expenses and contingent liabilities related to contemplated acquisitions or investments, (ii) contemplated capital expenditures, (iii) cash bonuses or (iv) any other existing or contemplated corporate obligations or contingent obligations in cash (including the Earnout Payment hereunder) actually incurred or expected to be incurred within six (6) months from the date of determination.

“VWAP” means the volume weighted average trading price of Purchaser Common Shares on the New York Stock Exchange (or such other national securities exchange that is the principal U.S. trading market for Purchaser Common Shares).

Section 6. Assignment by Seller of a Specified Portion of the Earnout Payment.

Seller has partially and irrevocably assigned a portion of the Earnout Payment to fund a long-term incentive plan to be established for the benefit of designated individuals employed by or associated with the Group Company Business. The assigned portion of any Earnout Payment (the “Assigned Earnout Payment”) is determined based on the amount of the Earnout Payment (without regard to any deductions contemplated by Section 1) as provided below:

Madhouse Earnout Payment	Assigned Earnout Payment
< or equal to $30,000,000	Zero
> than $30,000,000 but less than or equal to $60,000,000	the product of (x) $12,000,000 times (y) the quotient of (i) the Earnout Payment minus $30,000,000 divided by (ii) $30,000,000
$60,000,000	20% of the Earnout Payment (or $12,000,000)
> than $60,000,000 but less than or equal to $100,000,000	$12,000,000 plus the product of (x) $18,000,000 times (y) the quotient of (i) the Earnout Payment minus $60,000,000 divided by (ii) $40,000,000
$100,000,000	30% of the Earnout Payment (or $30,000,000))
> than $100,000,000 but less than or equal to $150,000,000	$30,000,000 plus the product of (x) $30,000,000 times (y) the quotient of (i) the Earnout Payment minus $100,000,000 divided by (ii) $50,000,000
$150,000,000	40% of the Earnout Payment (or $60,000,000)
> than $150,000,000 but less than or equal to $222,000,000	$60,000,000 plus the product of (x) $51,000,000 times (y) the quotient of (i) the Earnout Payment minus $150,000,000 divided by (ii) $72,000,000
$222,000,000	50% of the Earnout Payment (or $111,000,000)

By way of example (rounding to two decimal places for illustrative purposes):

(1)	if the Earnout Payment (before any deductions contemplated by Section 1) is $55,000,000, the Assigned Earnout Payment would be $10,000,000 being the product of (x) $12,000,000 (i.e., the Assigned Earnout Payment if the Earnout Payment were $60,000,000) times (y) 83.33% (i.e., the quotient of (i) $25,000,000 (i.e., the $55,000,000 Earnout Payment minus $30,000,000) divided by (ii) $30,000,000) and;

(2)	if the Earnout Payment (before any deductions contemplated by Section 1) is $175,000,000, the Assigned Earnout Payment would be $77,708,300 (being $60,000,000 (i.e., the Assigned Earnout Payment if the Earnout Payment were $150,000,000) plus $17,708,300 (being the product of (x) $51,000,000 (i.e., the potential additional assigned amount if the Earnout Payment were $222,000,000) and (y) 34.72% (i.e., the quotient of $25,000,000 (being the $175,000,000 Earnout Payment minus $150,000,000) divided by $72,000,000).

The assigned portion of the Earnout Payment expressed in nominal dollars (based on the Assigned Earnout Payment Percentage) will be subject to reduction based on the deductions contemplated by Section 1 (as specified in the long-term incentive plan). The allocation of such assigned portion, as so reduced, to the designated individuals shall be determined at Seller’s discretion provided that Seller shall not receive any portion of such amounts.